Filed pursuant to Rule 424(b)(3)
SEC File No.: 333-123050

PROSPECTUS

$15,250,000

JUNIPER PARTNERS ACQUISITION CORP.

250,000 Series A Units
1,250,000 Series B Units

Juniper Partners Acquisition Corp. is a blank check company recently formed for the purpose of effecting a merger, capital stock exchange, asset acquisition or other similar business combination with an unidentified operating business. We do not have any specific merger, capital stock exchange, asset acquisition or other business combination under consideration and we have not (nor has anyone on our behalf), directly or indirectly, contacted, or been contacted by, any potential target business or had any discussions, formal or otherwise, with respect to such a transaction. This is an initial public offering of our securities. Our securities are being offered in the form of 1,500,000 units, consisting of 250,000 Series A units and 1,250,000 Series B units. Investors may purchase either Series A units, Series B units or any combination thereof.

Each Series A unit consists of:	Each Series B unit consists of:
• two shares of our common stock; • five Class W warrants; and • five Class Z warrants.	• two shares of our Class B common stock; • one Class W warrant; and • one Class Z warrant.

Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. If a business combination is completed, all outstanding shares of Class B common stock will automatically be converted into an equal number of shares of common stock unless the holder has previously both exercised the conversion rights described herein and voted against such business combination. Accordingly, following the completion of a business combination, we will have only one class of common stock outstanding. If we are unable to complete a business combination, we will dissolve and liquidate. In such event, the holders of our common stock (which is offered as a part of our Series A units) are likely to lose all or substantially all of their investment as we will distribute the funds to be deposited into trust as described in this prospectus to the holders of our Class B common stock (which is offered as a part of our Series B units) and only our remaining net assets will be distributed to the holders of our common stock. Purchasers of Series A units will bear all the expenses of this offering, including the underwriting discount and commissions relating to the sale of both our Series A units and Series B units. Since the shares of common stock included in our Series A units will have little or no value if we do not consummate a business combination, the Series A units represent a riskier investment than the Series B units.

Each Class W warrant and Class Z warrant entitles the holder to purchase one share of our common stock at a price of $5.00 per share. Each Class W warrant and Class Z warrant will become exercisable on the later of our completion of a business combination and July 13, 2006. The Class W warrants will expire on July 12, 2010, or earlier upon redemption, and the Class Z warrants will expire on July 12, 2012, or earlier upon redemption. The Class W warrants and Class Z warrants sold in this offering will be redeemable at our option, with the consent of HCFP/Brenner Securities LLC, the representative of the underwriters, as set forth in this prospectus. However, the Class W warrants and Class Z warrants outstanding prior to this offering shall not be redeemable by us as long as such warrants continue to be held by our initial securityholders or their affiliates.

We have granted HCFP/Brenner Securities a 45-day option to purchase up to an additional 37,500 Series A units and/or an additional 187,500 Series B units solely to cover over-allotments, if any (over and above the 250,000 Series A units and 1,250,000 Series B units referred to above). The over-allotment option will be used only to cover the net syndicate short position resulting from the initial distribution. We have also agreed to sell to HCFP/Brenner Securities, for $100, as additional compensation, an option to purchase up to a total of 12,500 Series A units at a per-unit offering price of $17.325 and/or a total of 62,500 Series B units at a per-unit offering price of $16.665. The purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part. For a more complete description of the purchase option, see the section entitled "Underwriting — Purchase Option" below.

There is presently no public market for our Series A units, Series B units, common stock, Class B common stock, Class W warrants or Class Z warrants. The Series A units and the Series B units will be quoted on the OTC Bulletin Board under the symbols JNPPU and JNPPZ, respectively, on or promptly after the date of this prospectus. Once the securities comprising the Series A units and Series B units begin separate trading, we anticipate the common stock, Class B common stock, Class W warrants and Class Z warrants will be traded on the OTC Bulletin Board. We cannot assure you that our securities will continue to be quoted on the OTC Bulletin Board.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 10 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions(1)	Proceeds, before expenses, to us
Per Series A unit	$10.50	$0.840	$9.660
Per Series B unit	$10.10	$0.808	$9.292
Total	$15,250,000	$1,220,000	$14,030,000

(1)	Includes a non-accountable expense allowance in the amount of 1% of the gross proceeds, or $0.105 per Series A unit and $0.101 per Series B unit ($152,500 in total), payable to HCFP/Brenner Securities LLC.

Of the net proceeds we receive from this offering, $12,625,000 (representing the aggregate offering price of the Series B units) will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, acting as trustee.

We are offering the Series A units and the Series B units for sale on a firm commitment basis. HCFP/Brenner Securities LLC, acting as representative of the underwriters, expects to deliver our securities to investors in the offering on or about July 20, 2005.

HCFP/Brenner Securities LLC	Brean Murray & Co., Inc.

July 13, 2005

PROSPECTUS SUMMARY

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. Unless otherwise stated in this prospectus, references to "we," "us" or "our" refer to Juniper Partners Acquisition Corp. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. Unless we tell you otherwise, the information in this prospectus assumes that the representative will not exercise its over-allotment option.

We are a blank check company organized under the laws of the State of Delaware on February 3, 2005. We were formed to effect a merger, capital stock exchange, asset acquisition or other similar business combination with an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. Nevertheless, we intend to initially focus on the media and entertainment industry. The media and entertainment industry encompasses companies which create, produce, deliver, distribute, market, exhibit and/or sell entertainment and media services and content. Media services and content companies include a wide range of businesses with intellectual property and copyright related assets. Examples of segments of the media and entertainment industry include, but are not limited to:

•	Film and television production, distribution and exhibition;

•	DVD and video production, distribution and sales;

•	Internet content and delivery services;

•	Advertiser supported businesses;

•	Television and radio broadcasting;

•	Magazine and book publishing;

•	Audio production, distribution and sales; and

•	Educational production, distribution and sales.

While we believe that there are numerous business opportunities in almost all segments of the media and entertainment industry, we intend to initially concentrate on businesses in the nonfiction programming and distribution marketplace. As of the date of this prospectus, however, we do not have any specific business combination under consideration with any company, in the media and entertainment industry or otherwise. We have not (nor has anyone on our behalf), either directly or indirectly, contacted, or been contacted by, any potential target businesses or their representatives or had any discussions, formal or otherwise, with respect to effecting any potential business combination with our company. Moreover, we have not engaged or retained any agent or other representative to identify or locate any suitable acquisition candidate for us. Other than a preliminary database of domestic companies operating in the DVD and video industry segment of the media and entertainment industry generated by our management via an informal internet search, neither we nor any of our agents or affiliates has yet taken any measure, directly or indirectly, to locate a target business.

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business whose fair market value is at least equal to 80% of our net assets at the time of such acquisition. Consequently, it is probable that we will have the ability to complete only a single business combination, although this may entail the simultaneous acquisitions of several closely related operating businesses. In the event we ultimately determine to simultaneously acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including additional burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business. We may further seek to acquire a target business that has a fair market value significantly in excess of 80% of our net assets. Although as of the date of this prospectus we have not engaged or retained, had any discussions with, or entered into any agreements with, any third party regarding any such potential financing transactions, we could seek to fund such a business combination by raising additional funds through the sale of our securities or through loan arrangements. However, if we were to seek such additional funds, any such arrangement would only be consummated simultaneously with our consummation of a business combination.

Our offices are located at 56 West 45th Street, Suite 805, New York, New York 10036, and our telephone number is (212) 398-3112.

The Offering

Securities offered:	250,000 Series A units, at $10.50 per unit, each unit consisting of:

•	two shares of common stock;

•	five Class W warrants; and

•	five Class Z warrants.

1,250,000 Series B units, at $10.10 per unit, each unit consisting of:

•	two shares of Class B common stock;

•	one Class W warrant; and

•	one Class Z warrant.

The Series A units and Series B units will begin trading on or promptly after the date of this prospectus. Each of the common stock, Class B common stock, Class W warrants and Class Z warrants will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general, and the trading pattern of, and demand for, our securities in particular. In no event will HCFP/Brenner Securities allow separate trading of the common stock, Class B common stock, Class W warrants and Class Z warrants until we file an audited balance sheet reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K, including audited financial statements, upon the consummation of this offering, which is anticipated to take place three business days after the units commence trading. The audited balance sheet will include proceeds we receive from the exercise of the over-allotment option if the over-allotment option is exercised prior to the filing of the Form 8-K. If the over-allotment option is exercised after our initial filing of a Form 8-K, we will file an amendment to the Form 8-K to provide updated financial information to reflect the exercise of the over-allotment option.

Common stock:

Number outstanding before this offering	100 shares

Number to be outstanding after this offering	500,100 shares

Class B common stock:

Number outstanding before this offering	0 shares

Number to be outstanding after this offering	2,500,000 shares

Class W Warrants:

Number outstanding before this offering	812,500

Number to be outstanding after this offering	3,312,500 Class W warrants

Exercisability	Each Class W warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The Class W warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, and

•	July 13, 2006.

The Class W warrants will expire at 5:00 p.m., New York City time, on July 12, 2010 or earlier upon redemption.

Redemption	We may redeem the outstanding Class W warrants (other than those outstanding prior to this offering held by our initial securityholders or their affiliates, but including Class W warrants issued upon exercise of the unit purchase option) with HCFP/Brenner Securities' prior consent:

•	in whole and not in part,

•	at a price of $.05 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sale price of our common stock equals or exceeds $7.50 per share (subject to adjustment) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

Class Z Warrants:

Number outstanding before this offering	812,500

Number to be outstanding after this offering	3,312,500 Class Z warrants

Exercisability	Each Class Z warrant is exercisable for one share of common stock.

Exercise price	$5.00

Exercise period	The Class Z warrants will become exercisable on the later of:

•	the completion of a business combination with a target business, and

•	July 13, 2006.

The Class Z warrants will expire at 5:00 p.m., New York City time, on July 12, 2012 or earlier upon redemption.

Redemption	We may redeem the outstanding Class Z warrants (other than those outstanding prior to this offering held by our initial security holders or their affiliates, but including Class Z warrants issued upon exercise of the unit purchase option) with HCFP/Brenner Securities' prior consent:

•	in whole and not in part,

•	at a price of $.05 per warrant at any time after the warrants become exercisable,

•	upon a minimum of 30 days' prior written notice of redemption, and

•	if, and only if, the last sale price of our common stock equals or exceeds $8.75 per share (subject to adjustment) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption.

The redemption criteria for our warrants have been established at prices which are intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since we may redeem the warrants only with the prior consent of the HCFP/Brenner Securities and HCFP/Brenner Securities may hold warrants subject to redemption, HCFP/Brenner Securities may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that HCFP/Brenner Securities will consent to such redemption if it is not in its best interest even if it is in our best interest.

OTC Bulletin Board symbols for our:

Series A units	JNPPU

Series B units	JNPPZ

Offering proceeds to be held in trust:	$12,625,000 of the proceeds of this offering (representing the aggregate offering price of the Series B units) will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, as trustee, pursuant to an agreement with Continental Stock Transfer & Trust Company to be signed on the date of this prospectus. These proceeds will not be released to us unless we complete a business combination. Therefore, unless and until a business combination is consummated, the proceeds held in the trust fund will not be available for our use for any expenses related to this offering or expenses which we may incur related to the investigation and selection of a target business and the negotiation of an agreement to acquire a target business. These expenses may be paid prior to a business combination only from our cash as of the date of this prospectus and the net proceeds of this offering not held in the trust fund (initially, approximately $1,035,000). There will be no fees or other cash payments paid to our existing security holders or our officers and directors other than:

•	repayment of a $81,250 non-interest bearing loan made by Hidden Treasures, Inc;

•	payment of $7,500 per month to Hidden Treasures for office space and related services; and

•	reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on our behalf, such as identifying and investigating possible business targets and business combinations.

Different voting rights of common stock and Class B common stock:	Holders of our common stock and Class B common stock are each entitled to one vote for each share of record on all matters to be voted on by stockholders other than in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. Following the completion of a business combination, we will have only one class of common stock outstanding. At that time, each holder will be entitled to vote on all matters.

Class B stockholders must approve business combination:	We will seek Class B stockholder approval before we effect any business combination, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. We will proceed with a business combination only if the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and Class B stockholders owning less than 20% of the outstanding Class B shares exercise their conversion rights described below. In the event of a business combination, each outstanding share of Class B common stock will automatically be converted into one share of common stock unless the holder has previously elected to exercise the conversion rights described below and votes against such business combination. Accordingly, following the completion of a business combination, we will have only one class of common stock outstanding. In the event we are unable to complete a business combination within the specified period, the trust fund will be distributed to our Class B stockholders and we will be dissolved.

Conversion rights for Class B stockholders voting to reject a business combination:	Class B stockholders voting against a business combination will be entitled to convert their shares of Class B common stock into a pro rata share of the trust fund, including any interest earned on their portion of the trust fund, if the business combination is approved and completed. Class B stockholders who convert their shares of Class B common stock into their share of the trust fund will continue to have the right to exercise any Class W warrants and Class Z warrants they may hold.

Distribution of the proceeds held in trust to Class B stockholders in the event of no business combination followed by our dissolution:	We will promptly distribute only to our Class B stockholders the amount in our trust fund, including any accrued interest, if we do not effect a business combination within 12 months after consummation of this offering (or within 18 months from the consummation of this offering if a letter of intent, agreement in principle or definitive agreement has been executed within 12 months after consummation of this offering and the business combination has not been consummated within such 12 month period). The holders of common stock will not receive any of the proceeds held in the trust fund. As a result, in the event there is no business combination, the holders of our common stock are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all the expenses of this offering relating to the sale of both our Series A units and Series B units, including the underwriting discount and commissions. In addition, prior to the completion of a business combination, our operating expenses will only be funded from our cash as of the date of this prospectus and the net proceeds of this offering not held in the trust fund. This means that if such non-trust related funds prove inadequate to fund such expenses, either because our estimates or assumptions prove to be inaccurate or due to unforeseen circumstances, it is likely that, without additional financing, we would be unable to consummate a business combination and the holders of our Series A units would likely lose their entire investment.

Risks

In making your decision on whether to invest in our securities, you should take into account not only the backgrounds of our management team, but also the special risks we face as a blank check company, as well as the fact that this offering is not being conducted in compliance with Rule 419 promulgated under the Securities Act of 1933, as amended, and, therefore, you will not be entitled to protections normally afforded to investors in Rule 419 blank check offerings. Additionally, our initial securityholders' initial equity investment is below that which is required under the guidelines of the North American Securities Administrators' Association, Inc. You should also note that our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering. You should carefully consider these and the other risks set forth in the section entitled "Risk Factors" beginning on page 10 of this prospectus.

SUMMARY FINANCIAL DATA

The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus. We have not had any significant operations to date, so only balance sheet data is presented.

	June 24, 2005
	Actual	As Adjusted
Balance Sheet Data:
Working capital (deficit)	$(88,405)	$13,735,550
Total assets	$207,800	$13,735,550
Total liabilities	$132,250	$—
Value of common stock which may be converted to cash (initial price of $5.05 per Class B share)	$—	$2,523,738
Total stockholders' equity	$75,550	$11,211,812

The "as adjusted" information gives effect to the sale of the units we are offering including the application of the related gross proceeds and the payment of the note payable to an affiliate, the estimated remaining costs from such sale, and other accrued expenses.

Working capital excludes $163,955 of costs related to this offering that have been paid or accrued through June 24, 2005. These deferred offering costs have been recorded as a non-current asset and will be charged to total stockholders' equity upon consummation of this offering.

The working capital and total assets amounts in the "as adjusted" information include the $12,625,000 to be held in the trust fund, which will be available to us only upon the consummation of a business combination within the time period described in this prospectus. If a business combination is not so consummated, the proceeds held in the trust fund, including any accrued interest, will be distributed solely to our Class B stockholders.

We will not proceed with a business combination if the holders of a majority of the then outstanding Class B common stock fail to vote in favor of the business combination at the meeting to approve such combination or if stockholders owning 20% or more of the outstanding shares of Class B common stock both vote against the business combination and exercise their conversion rights. Accordingly, if we have the requisite majority vote, we may effect a business combination even if stockholders which own up to approximately 19.99% of the outstanding shares of Class B common stock vote against the business combination and exercise their conversion rights. In such event, we will be required, promptly following the completion of a business combination, to convert to cash up to approximately 19.99% of the 2,500,000 shares of Class B common stock sold in this offering, or up to 499,750 shares of Class B common stock, at an initial per-share conversion price of $5.05, without taking into account interest earned on the trust fund. The actual per-share conversion price will be equal to:

•	the amount in the trust account, including all accrued interest, as of two business days prior to the proposed consummation of the business combination,

•	divided by the number of Class B shares of common stock sold in this offering.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our units.

Risks associated with our business

We are a development stage company with no operating history and very limited resources and our financial statements contain a statement indicating that our ability to continue as a going concern is dependent on us raising funds in this offering.

We are a recently incorporated development stage company with no operating results to date. Since we do not have an operating history, you will have no basis upon which to evaluate our ability to achieve our business objective, which is to acquire an operating business. We have not conducted any discussions and we have no plans, arrangements or understandings with any prospective acquisition candidates. We have no present revenue and will not generate any revenue (other than interest income on the proceeds of this offering) until, at the earliest, after the consummation of a business combination. As of June 24, 2005, our cash and working capital were insufficient to complete our planned activities for the upcoming year. The report of our independent registered public accounting firm on our financial statements includes an explanatory paragraph stating that our ability to continue as a going concern is dependent on the consummation of this offering. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

If we are unable to complete a business combination, holders of our Series A units will be unable to convert their securities and participate in the distribution of the trust fund.

The trust fund will be reserved for holders of our Class B common stock acquired as part of the Series B units sold in this offering. Consequently, if we are unable to complete a business combination within 12 months after the completion of this offering, or within 18 months after completion of this offering if the extension criteria described below have been satisfied, the holders of common stock that will be sold as part of the Series A units will not be entitled to participate in the distribution of the trust fund. Furthermore, there will be no distribution from the trust fund with respect to our outstanding Class W warrants and Class Z warrants. For a more complete discussion of the effects on the holders of our common stock and Class B common stock if we are unable to complete a business combination, see the section below entitled "Proposed Business — Effecting a business combination — Distribution of trust fund to Class B stockholders if no business combination" and "Proposed Business — Effecting a business combination — Liquidation if no business combination."

If you purchase Series A units, the shares of common stock will not be entitled to vote on a proposed business combination.

Holders of the shares of common stock sold as part of the Series A units will not be entitled to vote on a proposed business combination with a target business. Only the holders of Class B common stock will have an opportunity to approve a business combination. Consequently, holders of common stock and warrants will be entirely dependent upon the judgment of the holders of Class B common stock in determining whether or not a proposed business combination is approved.

Purchasers of Series A units are likely to lose all or substantially all of their investment if we do not complete a business combination.

If we are unable to complete a business combination, the trust fund will be distributed to the Class B stockholders, we will be dissolved, and our remaining net assets will be distributed to the holders of our common stock. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination and, accordingly, the holders of our common stock are likely to lose all or substantially all of their investment. Purchasers of Series A units will bear all the expenses of this offering, including the underwriting discounts and commissions relating to the sale of both our Series A units and our Series B units. In addition, none of our operating expenses will be funded by purchasers of our Series B units. Prior to a business combination, such expenses will be funded from our cash as of the date of this prospectus and the proceeds from the sale of our Series A units in this offering, none of which funds will be held in trust. This means that if such non-trust related funds prove inadequate to fund our expenses pending our completion of a business combination, either because our estimates or assumptions prove to be inaccurate or due to unforeseen circumstances, it is likely that we would be unable to consummate a business combination. For example, if we were to determine it to be in our best interests to use a portion of our non-trust related funds to make a down payment or fund a "no-shop" provision with respect to a particular prospective business combination and we were ultimately required to forfeit such funds (whether as a result of our breach of the agreement relating to such payment or otherwise), we would, if such payment was large enough and we had already used up the funds allocated to due diligence and related expenses in connection with the aborted transaction, likely not have sufficient remaining funds to continue searching for, or conduct due diligence with respect to, other potential target businesses. In such case, without additional financing, we would most likely not be able to consummate a business combination and, in such event, the holders of our Series A units would likely lose their entire investment.

You will not be entitled to protections normally afforded to investors of blank check companies.

Since the net proceeds of this offering are intended to be used to complete a business combination with a target business that has not been identified, we may be deemed to be a "blank check" company under the United States securities laws. However, since we will have net tangible assets in excess of $5,000,000 upon the successful consummation of this offering and will file a Current Report on Form 8-K with the SEC upon consummation of this offering including audited financial statements demonstrating this fact, we are exempt from rules promulgated by the SEC to protect investors of blank check companies such as Rule 419. Accordingly, investors will not be afforded the benefits or protections of those rules. Because we are not subject to Rule 419, our Series A units and Series B units will be immediately tradable and we will have a longer period of time to complete a business combination in certain circumstances than we would if we were subject to such rules. For a more detailed comparison of our offering to offerings subject to Rule 419, see the section entitled "Proposed Business — Comparison to offerings of blank check companies" below.

Because there are numerous companies with a business plan similar to ours seeking to effectuate a business combination, it may be more difficult for us to complete a business combination.

Based upon publicly available information, we have identified 22 blank check companies which have gone public since August 2003, of which one has completed a business combination. The remaining 21 blank check companies have more than $939 million in trust and are seeking to complete business combinations. Of these companies, only three companies have announced that they have entered into definitive agreements for business combinations but not yet consummated them. Furthermore, there are a number of additional offerings for blank check companies that are still in the registration process but have not completed initial public offerings and there are likely to be more blank check companies filing registration statements for initial public offerings after the date of this prospectus and prior to our completion of a business combination. While some of the blank check companies must complete their respective business combinations in specific industries, a number of them may consummate their business combinations in any industry they choose. Therefore, we may be subject to competition from these and other companies seeking to consummate a business combination. We cannot assure you that we will be able to successfully compete for an attractive business combination. Additionally, because of this competition, we cannot assure you that we will be able to effectuate a business combination within the required time period. Further, the fact that only one of such companies has completed a business combination and three of such companies have entered into a definitive agreement for a business combination may be an indication that there are only a limited number of attractive target businesses available to such entities or that many privately held target businesses are not inclined to enter into a business combination with a blank check company. If we are unable to consummate a business combination with a target business within the prescribed time period, we will be forced to liquidate and, in such case, the holders of our Series A units will lose their entire investment.

If third parties bring claims against us, the proceeds held in trust could be reduced and the per-share distribution received by Class B stockholders could be less than $5.05 per share.

Our placing of funds in trust may not protect those funds from third party claims against us. Although we will seek to have all vendors, prospective target businesses or other entities we engage, execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the trust fund for the benefit of the holders of our Class B common stock, there is no guarantee that they will execute such agreements or that even if they execute such agreements that they would be prevented from bringing claims against the trust fund. Nor is there any guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust fund for any reason. Accordingly, the proceeds held in trust could be subject to claims which could take priority over the claims of the holders of our Class B common stock. We cannot assure you that the per-share distribution from the trust fund will not be less than $5.05 due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to the holders of our Class B common stock, Stuart Rekant, our Chairman of the Board and Chief Executive Officer, and Robert Becker, our Chief Financial Officer, Treasurer and Secretary, will be personally liable to ensure that the proceeds in the trust fund are not reduced by the claims, if any, of target businesses or of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that these individuals will be able to satisfy those obligations.

Since we are not limited to any particular industry or any target business with which to complete a business combination, we are unable to currently ascertain the merits or risks of the industry in, or business, which we may ultimately operate.

We may consummate a business combination with a company in any industry we choose and are not limited to any particular industry or type of business. Moreover, as of the date of this prospectus, we have no specific business combination under consideration and neither we nor any of our agents, representatives or affiliates have conducted any research or taken any measures, directly or indirectly, to locate (other than an informal internet search conducted by our management that generated a preliminary list of domestic companies operating within the DVD and video industry segment of the media and entertainment industry), or contacted, or been contacted by, any target businesses or their representatives with respect to such a transaction. Accordingly, there is no current basis for you to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business which we may ultimately acquire. To the extent we complete a business combination with a financially unstable company or an entity in its development stage, we may be affected by numerous risks inherent in the business operations of those entities. If we complete a business combination with an entity in an industry characterized by a high level of risk, we may be affected by the currently unascertainable risks of that industry. Although our management will endeavor to evaluate the risks inherent in a particular industry or target business, we cannot assure you that we will properly ascertain or assess all of the significant risk factors. We also cannot assure you that an investment in our Series A units and Series B units will not ultimately prove to be less favorable to investors in this offering than a direct investment, if an opportunity were available, in a target business. For a more complete discussion of our selection of a target business, see the section below entitled "Proposed Business — Effecting a business combination — We have not identified a target business or target industry."

We may issue shares of our capital stock or debt securities to complete a business combination, which would reduce the equity interest of our stockholders and likely cause a change in control of our ownership.

Our certificate of incorporation authorizes the issuance of up to 20,000,000 shares of common stock, par value $.0001 per share, 5,000,000 shares of Class B common stock, par value $.0001 per share, and 5,000 shares of preferred stock, par value $.0001 per share. Immediately after this offering (assuming no exercise of the representative's over-allotment option), there will be 9,974,900 and 2,375,000 authorized but unissued shares of our common stock and Class B common stock, respectively, available for issuance (after appropriate reservation for the issuance of shares upon conversion of the Class B common stock and upon full exercise of our outstanding Class W warrants and Class Z warrants and the purchase option granted to HCFP/Brenner Securities, the representative of the underwriters) and all of the 5,000 shares of preferred stock available for issuance. Although we have no commitments as of the date of this offering to issue our securities, we will, in all likelihood, issue a substantial number of additional shares of our common stock or preferred stock, or a combination of common and preferred stock, to the shareholders of a potential target or in connection with a related simultaneous financing to complete a business combination. The issuance of additional shares of our common stock or any number of shares of our preferred stock:

•	may significantly reduce the equity interest of investors in this offering;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely also result in the resignation or removal of some or all of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that require the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

For a more complete discussion of the possible structure of a business combination, see the section below entitled "Proposed Business — Effecting a business combination — Selection of a target business and structuring of a business combination."

Our ability to successfully effect a business combination and to be successful afterwards will be totally dependent upon the efforts of our key personnel, some of whom may join us following a business combination and whom we would have only a limited ability to evaluate.

Our ability to successfully effect a business combination will be totally dependent upon the efforts of our key personnel. The future role of our key personnel in the target business, however, cannot presently be ascertained. Although we expect Messrs. Rekant and Becker to remain associated with us in senior management or advisory positions following a business combination, we may employ other personnel following the business combination. Moreover, management will only be able to remain with the company after the consummation of a business combination if members of management are able to negotiate employment or consulting agreements in connection with the business combination. While we intend to closely scrutinize any additional individuals we engage after a business combination, we cannot assure you that our assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a public company which could cause us to have to expend time and resources helping them become familiar with such requirements. This could be expensive and time-consuming and could lead to various regulatory issues which may adversely affect our operations.

Because our officers and directors will allocate their time to other businesses, it could have a negative impact on our ability to consummate a business combination.

Our officers and directors are not required to commit their full time to our affairs, which may result in a conflict of interest in allocating their time between our operations and other businesses. We do not intend to have any full time employees prior to the consummation of a business combination. All of our executive officers are engaged in several other business endeavors and are not obligated to contribute any specific number of hours to our affairs, although we expect each of Messrs. Rekant and Becker to devote an average of approximately ten hours per week to our business. If our executive officers' other business affairs require them to devote more substantial amounts of time to such affairs, it could limit their ability to devote time to our affairs and could have a negative impact on our ability to consummate a business combination. For a complete discussion of the potential conflicts of interest that you should be aware of, see the section below entitled "Management — Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

Our officers and directors may in the future become affiliated with entities engaged in business activities similar to those intended to be conducted by us and accordingly, may have conflicts of interest in determining which entity a particular business opportunity should be presented to.

None of our officers, directors or their affiliates have previously been associated with a blank check company. Our officers and directors may in the future become affiliated with entities, including other "blank check" companies, engaged in business activities similar to those intended to be conducted by us. Additionally, our officers and directors may become aware of business opportunities which may be appropriate for presentation to us as well as the other entities with which they have fiduciary obligations to. Accordingly, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a more complete discussion of our management's affiliations and the potential conflicts of interest that you should be aware of, see the sections below entitled "Management — Directors and Executive Officers" and "Management — Conflicts of Interest." We cannot assure you that these conflicts will be resolved in our favor.

All of our officers and directors own securities of ours which will not participate in the distribution of the trust fund or distributions upon our liquidation. This may cause them to have a conflict of interest in determining whether a particular target business is appropriate for a business combination.

The common stock, Class W warrants and Class Z warrants owned by our directors and officers will be worthless if we do not consummate a business combination. The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business and completing a business combination. Consequently, our directors' and officers' discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in our stockholders' best interest. Additionally, such individuals may purchase units in the offering and in the open market. If they purchase Series B units in this offering or in the open market or Class B common stock in the open market, they would be entitled to vote as they choose on a proposal to approve a business combination and exercise conversion rights in connection therewith. These individuals may not have the same interests as other Class B common stockholders.

If our common stock or Class B common stock becomes subject to the SEC's penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our common stock or Class B common stock has a market price per share of less than $5.00, transactions in our securities may be subject to the "penny stock" rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser's written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

If our common stock and Class B common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Initially we will only be able to complete one business combination, which will cause us to be solely dependent on a single business and a limited number of products or services.

The net proceeds from this offering will provide us with only approximately $13,660,000 which we may use to complete a business combination. Our initial business combination must be with a business with a fair market value of at least 80% of our net assets at the time of such acquisition. Consequently, initially we will have the ability to complete only a single business combination, although this may entail the simultaneous acquisitions of several closely related operating businesses. By consummating a business combination with only a single entity, our lack of diversification may subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination. Further, we would not be able to diversify our operations or benefit from the possible spreading of risks or offsetting of losses, unlike other entities which may have the resources to complete several business combinations in different industries or different areas of a single industry. Accordingly, the prospects for our success may be:

•	solely dependent upon the performance of a single business, or

•	dependent upon the development or market acceptance of a single or limited number of products, processes or services.

Alternatively, if our business combination entails the simultaneous acquisitions of several operating businesses and with different sellers, each such seller will need to agree that the purchase of its business is contingent upon simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. If we were to consummate a business combination with several operating businesses, we could also face additional risks, including burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies into a single operating business. If we are unable to adequately address these risks, it could negatively impact our profitability and results of operations.

Because of our limited resources and the significant competition for business combination opportunities, we may not be able to consummate an attractive business combination.

We expect to encounter intense competition from other entities with business objectives similar to ours, including venture capital funds, leveraged buyout funds and operating businesses competing for acquisitions. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe that there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Further, the obligation we have to seek Class B stockholder approval of a business combination may delay the consummation of a transaction, and our obligation to convert into cash the shares of Class B common stock in certain instances may reduce the resources available for a business combination. Additionally, our outstanding Class W warrants and Class Z warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination.

We may be unable to obtain additional financing, if required, to complete a business combination or to fund the operations and growth of the target business, which could compel us to restructure the transaction or abandon a particular business combination.

Although we believe that the net proceeds of this offering will be sufficient to allow us to consummate a business combination, in as much as we have not yet identified any prospective target business, we cannot ascertain the capital requirements for any particular transaction. If the net proceeds of this offering prove to be insufficient, either because of the size of the business combination or the depletion of the available net proceeds in search of a target business, or because we become obligated to convert into cash a significant number of shares of Class B common stock from dissenting stockholders, we will be required to seek additional financing. We cannot assure you that such financing would be available on acceptable terms, if at all. To the extent that additional financing proves to be unavailable when needed to consummate a particular business combination, we would be compelled to restructure the transaction or abandon that particular business combination and seek an alternative target business candidate. In addition, if we consummate a business combination, we may require additional financing to fund the operations or growth of the target business. The failure to secure additional financing could have a material adverse effect on the continued development or growth of the target business. None of our officers, directors or stockholders is required to provide any financing to us in connection with or after a business combination.

Our loss of the services of any of Stuart Rekant and Robert Becker would make it more difficult to find a suitable company for a business combination which makes it more likely that we will be required to distribute the proceeds of our trust fund to our Class B stockholders.

Our ability to successfully effect a business combination will be largely dependent upon the efforts of Stuart Rekant, our Chairman of the Board and Chief Executive Officer, and Robert Becker, our Chief Financial Officer, Treasurer and Secretary. We have not entered into an employment agreement with either of Messrs. Rekant and Becker, nor have we obtained any "key man" life insurance on either of their lives. The loss of either or both of their services could have a material adverse effect on our ability to successfully achieve our business objectives, including seeking a suitable target business to effect a business combination.

Our outstanding warrants may have an adverse effect on the market price of our common stock and make it more difficult to effect a business combination.

In connection with this offering, as part of the Series A units and Series B units, we will be issuing warrants to purchase 5,000,000 shares of common stock. Our initial security holders, including our officers and directors and/or certain of their affiliates, have also purchased warrants to purchase 1,625,000 shares of common stock at $5.00 per share. We will also issue an option to purchase 12,500 Series A units and/or 62,500 Series B units to the representative of the underwriters which, if exercised, will result in the issuance of an additional 250,000 warrants. To the extent we issue shares of common stock to effect a business combination, the potential for the issuance of substantial numbers of additional shares upon exercise of these warrants and option could make us a less attractive acquisition vehicle in the eyes of a target business as such securities, when exercised, will increase the number of issued and outstanding shares of our common stock and reduce the value of the shares issued to complete the business combination. Accordingly, our warrants and option may make it more difficult to effectuate a business combination or increase the cost of the target business. Additionally, the sale, or even the possibility of sale, of the shares underlying the warrants and option could have an adverse effect on the market price for our securities or on our ability to obtain future public financing. If and to the extent these warrants and option are exercised, you may experience dilution to your holdings.

If our existing stockholders exercise their registration rights, it may have an adverse effect on the market price of our common stock and the existence of these rights may make it more difficult to effect a business combination.

Our existing stockholders are entitled to demand that we register the resale of their 100 shares of our common stock and their 812,500 Class W warrants and 812,500 Class Z warrants as well as the 1,625,000 shares of common stock underlying their Class W warrants and Class Z warrants at any time after we consummate a business combination. Thus, if our existing stockholders exercise their registration rights with respect to these securities, there could be up to an additional 100 shares of common stock and 1,625,000 warrants (or an additional 1,625,000 shares of common stock issuable upon exercise of such warrants) eligible for trading in the public market. The presence of this additional number of shares of common stock and warrants eligible for trading in the public market may have an adverse effect on the market price of our common stock. In addition, the existence of these rights may make it more difficult to effectuate a business combination or increase the cost of the target business, as the stockholders of the target business may be discouraged from entering into a business combination with us or request a higher price for their securities as a result of these registration rights and the potential future effect their exercise may have on the trading market for our common stock.

If you are not an institutional investor, you may purchase our securities in this offering only if you reside within certain states and all investors may engage in resale transactions only in those states and certain other jurisdictions.

We have applied to register our securities, or have obtained or will seek to obtain an exemption from registration, in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. If you are not an "institutional investor," you must be a resident of these jurisdictions to purchase our securities in the offering. Institutional investors in every state, except Idaho, may purchase units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of the various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. In order to prevent resale transactions in violation of states' securities laws, you may engage in resale transactions only in the states referred to in the first sentence of this paragraph if you are not an institutional investor, and in all states, except Idaho, if you are an institutional investor, and in other jurisdictions in which an applicable exemption is available or a Blue Sky application has been filed and accepted. This restriction on resale may limit your ability to resell the securities purchased in this offering and may impact the price of our securities. For a more complete discussion of the Blue Sky state securities laws and registrations affecting this offering, please see the section entitled "Underwriting — State Blue Sky Information" below.

Our securities will be quoted on the OTC Bulletin Board, which will limit the liquidity and price of our securities more than if our securities were quoted or listed on the Nasdaq Stock Market or a national exchange. We cannot assure you that our securities will continue to be so quoted in the future.

Our securities will be quoted on the OTC Bulletin Board, an NASD-sponsored and operated inter-dealer automated quotation system for equity securities not included on The Nasdaq Stock Market. Quotation of our securities on the OTC Bulletin Board will limit the liquidity and price of our securities more than if our securities were quoted or listed on The Nasdaq Stock Market or a national exchange. We cannot assure you that our securities will continue to be authorized for quotation on the OTC Bulletin Board.

The representative of the underwriters in the offering will not make a market for our securities which could adversely affect the liquidity and price of our securities.

HCFP/Brenner Securities, the representative of the underwriters in this offering, does not make markets in securities and will not be making a market in our securities. HCFP/Brenner Securities' not acting as a market maker for our securities may adversely impact the liquidity and price of our securities.

If we are deemed to be an investment company, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete a business combination.

If we are deemed to be an investment company under the Investment Company Act of 1940, we may be subject to certain restrictions that may make it difficult for us to complete a business combination, including:

•	restrictions on the nature of our investments; and

•	restrictions on our issuance of securities,

In addition, we may have imposed upon us burdensome requirements, including:

•	registration as an investment company;

•	adoption of a specific form of corporate structure; and

•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations.

We believe that our anticipated activities will not subject us to the Investment Company Act of 1940 as the net proceeds of this offering that are to be held in trust may only be invested by the trust agent in "government securities" with specific maturity dates. By restricting the investment of the trust fund to these instruments, we intend to meet the requirements for the exemption provided in Rule 3a-1 promulgated under the Investment Company Act of 1940. If we were deemed to be subject to the act, compliance with these additional regulatory burdens would require additional expense that we have not allotted for.

Our directors may not be considered "independent" under the policies of the North American Securities Administrators Association, Inc.

Following this offering, none of our officers or directors or affiliates will beneficially own more than 0.01% of our outstanding shares of common stock (assuming they do not purchase units in this offering). Additionally, no salary or other compensation will be paid to our officers or directors for services rendered by them on our behalf prior to or in connection with a business combination. Accordingly, we believe each non-employee director is "independent" as that term is commonly used. However, under the policies of the North American Securities Administrators Association, Inc., an international organization devoted to investor protection, because each of our directors own securities of ours and may receive reimbursement for out-of-pocket expenses incurred by them in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, state securities administrators could take the position that such individuals are not "independent." If this were the case, they would take the position that we would not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement. Additionally, there is no limit on the amount of out-of-pocket expenses that could be incurred by them or our other initial securityholders that they may be affiliated with and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which would include persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Although we believe that all actions taken by our directors on our behalf will be in our best interests, whether or not they are deemed to be "independent," we cannot assure you that this will actually be the case. If actions are taken, or expenses are incurred that are actually not in our best interests, it could have a material adverse effect on our business and operations and a material adverse effect on the price of the stock held by our public stockholders.

Because our initial stockholders' initial equity investment was only $81,750, our offering may be disallowed by state administrators that follow the North American Securities Administrators Association, Inc. Statement of Policy on development stage companies.

Pursuant to the Statement of Policy Regarding Promoter's Equity Investment promulgated by The North American Securities Administrators Association, Inc., any state administrator may disallow an offering of a development stage company if the initial equity investment by a company's promoters does not equal a certain percentage of the aggregate public offering price. Our promoters' initial investment of $81,750 is less than the required $491,250 minimum amount pursuant to this policy. Accordingly, a state administrator would have the discretion to disallow our offering if it wanted to. We cannot assure you that our offering would not be disallowed pursuant to this policy. Additionally, the initial equity investment made by the initial securityholders may not adequately protect investors.

Risks related to the media and entertainment industry

Our search for a target business is not limited to any particular industry. However, we intend to focus our search on target businesses in the media and entertainment industry. We believe the following risks would apply to us following the completion of a business combination with a target business in the media and entertainment industry.

The speculative nature of the media and entertainment industry could cause our revenues and profit to decrease following a business combination.

Certain segments of the media and entertainment industry are highly speculative and historically have involved a substantial degree of risk. For example, the success of a particular film, video game, television program or series or recreational attraction depends upon unpredictable and changing factors, including the success of promotional efforts, the availability of alternative forms of entertainment and leisure time activities, general economic conditions, public acceptance and other tangible and intangible factors, many of which are beyond our control. If we complete a business combination with a target business in such a segment, our revenues and profit could be reduced.

Changes in technology and distribution methods may render the services we provide, or technologies and distribution methods we use, obsolete.

The media and entertainment industry is substantially affected by rapid and significant changes in technology and distribution methods. These changes may render certain existing services, technologies and distribution methods used in the industry obsolete. We cannot assure you that the technologies used by or relied upon by a target business with which we effect a business combination will not be subject to such obsolescence. While we may attempt to adapt and apply the services provided by the target business to newer technologies and distribution methods, we cannot assure you that we will have sufficient resources to fund these changes or that these changes will ultimately prove successful.

If, following a business combination, the program, services or content that we market or sell are not accepted by the public, we may not be profitable.

Certain segments of the media and entertainment industry are dependent on developing and marketing new programs, services or content that respond to technological and competitive developments and changing customer needs and distribution platforms. We cannot assure you that the programs, services or content of a target business with which we effect a business combination will gain or maintain market acceptance. Any significant delay or failure in developing new or enhanced technology, including new product and service offerings, could result in a loss of actual or potential market share and a decrease in revenues.

If we are unable to protect our patents, trademarks, copyrights and other intellectual property rights following a business combination, competitors may be able to use our technology or intellectual property rights, which could weaken our competitive position.

If we are successful in acquiring a target business and the target business is the owner of proprietary programming, libraries, software or technology, our success will depend in part on our ability to obtain and enforce intellectual property rights for those assets, both in the United States and in other countries. In those circumstances, we may file applications for patents, copyrights and trademarks as our management deems appropriate. We cannot assure you that these applications, if filed, will be approved, or that we will have the financial and other resources necessary to enforce our proprietary rights against infringement by others. Additionally, we cannot assure you that any patent, trademark or copyright obtained by us will not be challenged, invalidated or circumvented.

If we are alleged to have infringed on the intellectual property or other rights of third parties, it could subject us to significant liability for damages and invalidation of our proprietary rights.

If, following a business combination, third parties allege that we have infringed on their intellectual property rights, privacy rights or publicity rights or have defamed them, we could become a party to litigation. These claims and any resulting lawsuits could subject us to significant liability for damages and invalidation of our proprietary rights and/or restrict our ability to publish and distribute the infringing or defaming content.

We may not be able to comply with government regulations that may be adopted with respect to the media and entertainment industry.

Certain segments of the media and entertainment industry, including broadcast networks, cable networks and radio stations, have historically been subject to substantial regulation at the federal, state and local levels. In the past, the regulatory environment, particularly with respect to the telecommunications industry and the television and radio industry, has been fairly rigid. We cannot assure you that regulations currently in effect or adopted in the future will not cause any target business acquired by us to alter or cease its operations.

Risks related to the nonfiction programming and distribution segment of the media and entertainment industry

Although we may consummate a business combination in any industry, including any segment of the media and entertainment industry, our management intends to focus on the nonfiction programming and distribution segment of the media and entertainment industry. Accordingly, we believe the following additional risks would apply to us following a business combination in this segment.

If demand for the products, services or content we offer following a business combination decreases, our revenues may decline and we may not be profitable.

Substantially all of the revenues of companies that operate principally in the film and television programming industry are derived from production and licensing fees paid by theatrical exhibitors and distributors and broadcast and cable television channels, from the distribution of DVD and video products to home entertainment markets and from advertising fees and subscription revenues. Each film and television program is an individual artistic work and its commercial success is primarily determined by audience reaction and acceptance, which is unpredictable. Audience demands and tastes change with time and can be heavily influenced by shifting social mores, local, national and world events, and cultural trends and fads. Even if a film or television program proves initially popular, its popularity could wane prior to the time that production/acquisition costs associated with it are recouped. We cannot assure you that a target business with which we effect a business combination will possess the rights to film and television programming libraries that will appeal to audiences on a broad basis. We also cannot assure you that management will be successful in predicting changing audience demand or that we will have the necessary resources to acquire or produce films and programming to meet such demand.

If we are unable to secure sources of financing for our products or services following a business combination, we may not be able to conduct our operations successfully.

Following a business combination, a significant amount of time may elapse between our expenditure of funds to produce or acquire films and television programming titles and the receipt of commercial revenues from such titles. This time lapse could require us to fund a significant portion of our capital requirements from various resources, including credit facilities, loans and sales of equity or debt securities. This time lag could also result in material fluctuations in our operating results and cash flows.

If, following a business combination, we amortize film and television programming costs, it may accentuate fluctuations in our operating results.

In addition to the general cyclical nature of the industry, accounting practices that are standard for the industry may accentuate fluctuations in our operating results following a business combination.

In accordance with generally accepted accounting principles and industry practice, film and television programming costs are amortized using the "individual-film-forecast" method. Under this method, the costs of a title are amortized based on the following ratio: (A) revenue earned by title in the current period divided by (B) estimated total revenues for the title. We would be required to regularly review, and revise when necessary, total revenue estimates on a title-by-title basis. This review could result in a change in the rate of amortization and/or a write-down of the film or television asset to its estimated fair value. Results of operations would depend upon our amortization of our film and television costs. Periodic adjustments in amortization rates could significantly affect these results.

We may engage in international distribution activities following a business combination, which activities would present specific risks.

Numerous companies operating in the film and television programming and distribution businesses engage in international distribution activities as part of their overall operating strategy. If we engage in international distribution activities following a business combination, we will be forced to compete with companies operating domestically in such jurisdictions. Governments often provide incentives to domestic distribution companies to make them more competitive. Such incentives could make it extremely difficult for us to compete effectively. Additionally, any such international distribution activities could negatively affect us as a result of any or all of the following:

•	changes in foreign currency exchange rates and currency controls;

•	changes in tax and repatriation laws;

•	trade protection measures, including programming quotas favoring programming produced in the foreign countries which we seek to penetrate;

•	differing degrees of protection for intellectual property rights;

•	programming piracy under laws less stringent and less thoroughly policed than those in the United States;

•	longer accounts receivable collection patterns than experienced with outlets in the United States;

•	changes in local regulatory requirements, including restrictions on content; or

•	changes in regional or worldwide economic or political conditions.

USE OF PROCEEDS

We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over- Allotment Option	Over-Allotment Option Exercised
Gross proceeds	$15,250,000.00	$17,537,500.00
Offering expenses(1)
Underwriting discount (7% of gross proceeds)	1,067,500.00	1,227,625.00
Underwriting non-accountable expense allowance (1% of gross proceeds)	152,500.00	152,500.00
Legal fees and expenses (including blue sky services and expenses)	202,500.00	225,375.00
Miscellaneous expenses	60,776.71	60,776.71
Printing and engraving expenses	60,000.00	60,000.00
Accounting fees and expenses	35,000.00	35,000.00
SEC registration fee	6,067.90	6,067.90
NASD registration fee	5,655.39	5,655.39
Net proceeds
Held in trust	12,625,000.00	14,518,750.00
Not held in trust	1,035,000.00	1,245,750.00
Total net proceeds	$13,660,000.00	$15,764,500.00

Use of net proceeds not held in trust
Legal, accounting and other expenses attendant to the due diligence investigations, structuring and negotiation of a business combination	$250,000	24.2%	$250,000	20.1%
Due diligence of prospective target businesses	250,000	24.2%	250,000	20.1%
Payment of administrative fee to Hidden Treasures, Inc. ($7,500 per month for 18 months)	135,000	13.0%	135,000	10.8%
Legal and accounting fees relating to SEC reporting obligations	50,000	4.8%	50,000	4.0%
Working capital to cover miscellaneous expenses, D&O insurance and reserves	350,000	33.8%	560,750	45.0%
Total	$1,035,000	100.0%	$1,245,750	100.0%

(1)	A portion of the offering expenses have been paid from the funds we received from Hidden Treasures, Inc. described below. These funds will be repaid out of the proceeds of this offering not being placed in trust upon consummation of this offering.

$12,625,000, or $14,518,750 if the representative's over-allotment option is exercised in full, of net proceeds will be placed in a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company, New York, New York, as trustee. The proceeds will not be released from the trust fund until the earlier of the completion of a business combination or the distribution of the proceeds to our Class B stockholders. The proceeds held in the trust fund may be used as consideration to pay the sellers of a target business with which we ultimately complete a business combination.

The payment to Hidden Treasures, Inc., an affiliate of Messrs. Rekant, our Chairman of the Board and Chief Executive Officer, and Kramer, a member of our Board of Directors, of a monthly fee of $7,500 is for general and administrative services including office space, utilities and administrative support. This arrangement is for our benefit and is not intended to provide

Messrs. Rekant and Kramer with compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Hidden Treasures is at least as favorable as we could have obtained from an unaffiliated person.

We intend to use approximately $85,000 of the working capital allocation for director and officer liability insurance premiums and hold the balance of $265,000, or $475,750 if the representative's over-allotment option is exercised in full, in reserve in case due diligence, legal, accounting and other expenses of structuring and negotiating business combinations exceed our estimates, as well as for reimbursement of any out-of-pocket expenses incurred by our officers and directors in connection with activities on our behalf as described below. In addition, although we have no present intention to do so, we could in the future find it necessary or desirable to use a portion of these funds to make a down payment or fund a "no-shop" provision with respect to a particular business combination. If so, any such amount would be based on the terms of the specific business combination and the amount of our available funds at the time. If we use a portion of our funds for such a purpose and the related business combination does not occur and we are required to forfeit such funds (whether as a result of our breach of the agreement relating to the original payment or otherwise), we could, if such payment was large enough and we had already used up the funds allocated to due diligence and related expenses in connection with the aborted transaction, be left with insufficient funds to continue searching for, or conduct due diligence with respect to, other potential target businesses.

To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund that are not used for such purpose, as well as any other net proceeds not expended will be used to finance the operations of the target business.

Hidden Treasures has advanced to us a total of $81,250 which was used to pay a portion of the expenses of this offering referenced in the line items above for the SEC registration fee, NASD registration fee and legal fees and expenses. The loan will be payable without interest on the earlier of February 18, 2006 or the consummation of this offering. The loan will be repaid out of the proceeds of this offering not being placed in trust.

The net proceeds of this offering not held in the trust fund and not immediately required for the purposes set forth above will only be invested in United States "government securities," defined as any Treasury Bill issued by the United States having a maturity of 180 days or less so that we are not deemed to be an investment company under the Investment Company Act. The interest income derived from investment of these net proceeds during this period will be used to defray our general and administrative expenses, as well as costs relating to compliance with securities laws and regulations, including associated professional fees, until a business combination is completed.

We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 18 months, assuming that a business combination is not consummated during that time.

Commencing on the effective date of this prospectus through the consummation of the acquisition of the target business, we will pay Hidden Treasures the fee described above. Other than this $7,500 per month administrative fee, no compensation of any kind (including finder's and consulting fees) will be paid to any of our initial securityholders, including our officers and directors, or any of their affiliates, for services rendered to us prior to or in connection with the consummation of the business combination. However, they will receive reimbursement for any out-of-pocket expenses incurred by them in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Since the role of present management after a business combination is uncertain, we have no ability to determine what remuneration, if any, will be paid to those persons after a business combination.

A Class B stockholder will be entitled to receive funds from the trust fund (including interest earned on his, her or its portion of the trust fund) only in the event there is no business combination or if that Class B stockholder were to seek to convert such shares into cash in connection with a business combination which the Class B stockholder voted against and which we actually consummate. In no other circumstances will a Class B stockholder have any right or interest of any kind to or in the trust fund. Under no circumstances will holders of common stock have any right or interest of any kind to or in the trust fund.

DILUTION

Throughout this "Dilution" section, the use of the term "our common stock" means and includes both our common stock and our Class B common stock unless the context requires otherwise.

The difference between the public offering price per share of our common stock, assuming no value is attributed to the Class W warrants and Class Z warrants included in the Series A units and Series B units, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of Class B common stock which may be converted into cash), by the number of outstanding shares of our common stock.

At June 24, 2005, our net tangible book value was $(88,405), or approximately $(884.05) per share of common stock. After giving effect to the sale of 500,000 shares of common stock and 2,500,000 shares of Class B common stock included in the Series A units and Series B units, respectively, and the deduction of underwriting discounts and estimated expenses of this offering of approximately $370,000, our pro forma net tangible book value at June 24, 2005 would have been $11,211,812 or $4.48 per share, representing an immediate increase in net tangible book value of $888.53 per share to the existing stockholders and an immediate dilution of $0.60 per share or 11.8% to new investors not exercising their conversion rights. For purposes of presentation, our pro forma net tangible book value after this offering is approximately $2,523,738 less than it otherwise would have been because if we effect a business combination, the conversion rights to the Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of the Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of two business days prior to the consummation of the proposed business combination, inclusive of any interest, divided by the number of shares of Class B common stock sold in this offering.

The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the warrants included in the units:

Weighted average public offering price		$5.08
Net tangible book value before this offering	$(884.05)
Increase attributable to new investors	$888.53
Pro forma net tangible book value after this offering		$4.48
Dilution to new investors		$0.60

The following table sets forth information with respect to our existing stockholders and the new investors:

	All Classes of Common Stock Purchased		Total Consideration		Weighted Average Price Per Share
	Number	Percentage	Amount	Percentage
Existing stockholders	100	0.0%	$500	0.0%	$5.00
New investors	3,000,000	100.0%	$15,250,000	100.0%	$5.08
	3,000,100	100.0%	$15,250,500	100.0%

The pro forma net tangible book value after the offering is calculated as follows:

Numerator:
Net tangible book value before this offering	$(88,405)
Net proceeds from this offering	13,660,000
Offering costs excluded from net tangible book value before this offering	163,955
Less: Proceeds held in trust subject to conversion to cash ($12,625,000 x 19.99%)	(2,523,738)
$11,211,812
Denominator:
Shares of common stock outstanding prior to this offering	100
Shares of common stock included in the units offered	3,000,000
Less: Shares subject to conversion (2,500,000 x 19.99%)	(499,750)
2,500,350

CAPITALIZATION

The following table sets forth our capitalization at June 24, 2005 on an actual basis and as adjusted to give effect to the sale of our Series A units and Series B units and the application of the estimated net proceeds derived from the sale of our Series A units and Series B units:

	Actual	As Adjusted
Note payable to affiliate	$81,250	$—
Class B Common stock, $.0001 par value, no shares, actual, and 499,750 shares, as adjusted, subject to possible conversion (conversion value $5.05 per share)	$—	$2,523,738
Stockholders' equity:
Preferred stock, $.0001 par value, 5,000 shares authorized; none issued or outstanding	$—	$—
Common stock, $.0001 par value, 20,000,000 shares authorized; 100 shares issued and outstanding; 500,100 shares issued and outstanding, as adjusted	$—	$50
Class B Common stock, $.0001 par value, 5,000,000 shares authorized; no shares issued and outstanding, actual, 2,000,250 shares issued and outstanding, actual (excluding 499,750 shares subject to possible conversion), as adjusted	$—	$200
Additional paid-in capital	$81,750	$11,217,762
Accumulated deficit	$(6,200)	$(6,200)
Total stockholders' equity	$75,550	$11,211,812
Total capitalization	$156,800	$13,735,550

If we consummate a business combination, the conversion rights afforded to our Class B stockholders may result in the conversion into cash of up to approximately 19.99% of the aggregate number of Class B shares sold in this offering at a per-share conversion price equal to the amount in the trust fund as of two business days prior to the consummation of the proposed consummation of a business combination, inclusive of any interest thereon, divided by the number of Class B shares sold in this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

We were formed on February 3, 2005 to serve as a vehicle to effect a merger, capital stock exchange, asset acquisition or other similar business combination with a currently unidentified operating business. In February 2005, we sold 100 shares of common stock, 812,500 Class W warrants and 812,500 Class Z warrants for a total of $81,750. We intend to utilize cash derived from these transactions, the proceeds of this offering, our capital stock, debt or a combination of cash, capital stock and debt, in effecting a business combination. The issuance of additional shares of our capital stock:

•	may significantly reduce the equity interest of our stockholders;

•	may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stockholders;

•	will likely cause a change in control if a substantial number of our shares of common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and most likely will also result in the resignation or removal of some or all of our present officers and directors; and

•	may adversely affect prevailing market prices for our common stock.

Similarly, if we issue debt securities, it could result in:

•	default and foreclosure on our assets if our operating revenues after a business combination were insufficient to pay our debt obligations;

•	acceleration of our obligations to repay the indebtedness even if we have made all principal and interest payments when due if the debt security contains covenants that required the maintenance of certain financial ratios or reserves and any such covenant is breached without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand; and

•	our inability to obtain additional financing, if necessary, if the debt security contains covenants restricting our ability to obtain additional financing while such security is outstanding.

We have neither engaged in any operations nor generated any revenues to date. Our entire activity since inception has been to prepare for our proposed fundraising through an offering of our equity securities.

We estimate that the net proceeds from the sale of the Series A and Series B units, after deducting offering expenses of approximately $522,500 (or $545,375 if the representative's over-allotment option is exercised in full), including $152,500 evidencing the underwriters' non-accountable expense allowance of 1% of the gross proceeds, and underwriting discounts of approximately $1,067,500 (or $1,227,625 if the representative's over-allotment option is exercised in full), will be approximately $13,660,000, or $15,764,500 if the representative's over-allotment option is exercised in full. Of this amount, $12,625,000, or $14,518,750 if the representative's over-allotment option is exercised in full, will be held in trust and the remaining $1,035,000, or $1,245,750 if the representative's over-allotment option is exercised in full, will not be held in trust. We will likely use substantially all of the net proceeds of this offering, together with our existing cash, to acquire a target business, including identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating the business combination. To the extent that our capital stock is used in whole or in part as consideration to effect a business combination, the proceeds held in the trust fund that are not used for such purpose, as well as any other net proceeds not expended to acquire a target business will be used to finance the operations of the target business. We believe that, upon consummation of this offering, the funds available to us outside of the trust fund will be sufficient to allow us to operate for at least the next 18 months, assuming that a business combination is not consummated during that time. Over this time period, we anticipate approximately

$250,000 of expenses for legal, accounting and other expenses attendant to the due diligence investigations, and the structuring and negotiating of a business combination, $250,000 of expenses for the due diligence investigations of prospective target businesses, $135,000 for the administrative fee payable to Hidden Treasures ($7,500 per month for 18 months), $50,000 of expenses in legal and accounting fees relating to our SEC reporting obligations and $350,000 (or $560,750 if the representative's over-allotment option is exercised in full) for general working capital that will be used for miscellaneous expenses and reserves, including approximately $85,000 for director and officer liability insurance premiums. We do not believe we will need to raise additional funds following this offering in order to meet the expenditures required for operating our business. However, we may need to raise additional funds through the sale of our securities or through loan arrangements if such funds are required to consummate a business combination that we deem desirable or suitable for us. We have not, however, engaged or retained, had any discussions with, or entered into any agreement with, any third party regarding any potential additional funding for a business combination. If we do determine to seek such additional funds, we would only consummate such a financing simultaneously with the consummation of a business combination.

We are obligated, commencing on the date of this prospectus, to pay to Hidden Treasures, an affiliate of Messrs. Rekant and Kramer, a monthly fee of $7,500 for general and administrative services. In addition, on February 16, 2005, Hidden Treasures advanced an aggregate of $81,250 to us, on a non-interest bearing basis, for payment of offering expenses on our behalf. The note will be payable without interest on the earlier of February 16, 2006 or the consummation of this offering. The note will be repaid out of the proceeds of this offering not placed in trust.

We have agreed to issue to the representative of the underwriters, for $100, an option to purchase up to a total of 12,500 Series A units and/or up to a total of 62,500 Series B units. We estimate that the value of this option is approximately $220,000 using a Black-Scholes option-pricing model. The fair value of the option granted to the representative is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.89% and (3) contractual life of 5 years.

PROPOSED BUSINESS

Introduction

We are a Delaware blank check company incorporated on February 3, 2005, to serve as a vehicle for the acquisition of an operating business. Our efforts in identifying a prospective target business will not be limited to a particular industry. Although our management has experience in a number of industries, its most significant relationships and expertise are in the media and entertainment industry.

The media and entertainment industry

The media and entertainment industry encompasses companies which create, produce, deliver, distribute, market, exhibit and/or sell entertainment and media services and content. Media services and content companies include a wide range of businesses with intellectual property and copyright related assets. Examples of segments of the media and entertainment industry include, but are not limited to:

•	Film and television production, distribution and exhibition: companies that originate, acquire and or market audio visual and film products such as video publishers, television syndicators, and theatrical distributors;

•	DVD and video production, distribution and sales: companies that originate, acquire and/or market programs on disc or tape to consumers through retail stores, catalogs, and on-line outlets;

•	Internet content and delivery services: companies that provide on-line programming and/or distribution capability to consumers such as the downloading of music, film and television programming to computers and other devices;

•	Advertiser-supported businesses: companies whose principal source of revenue is through media sales or sponsorships such as radio syndicators, advertising agencies, and media buyers and sellers;

•	Television and radio broadcasting: companies that directly or indirectly operate in the broadcasting arena such as local television and radio stations, and programmers whose content is distributed over such stations;

•	Magazine and book publishing: companies that originate, acquire and/or market printed materials through various means to trade and consumer accounts such as magazine and book publishers, catalog and newsletter organizations;

•	Audio production, distribution and sales: companies that originate, acquire and/or market sound recordings to businesses and consumers such as books on tape publishers, or record music organizations; and

•	Educational production, distribution and sales: companies that originate, acquire and/or market educational materials to schools, businesses and consumers such as distant learning firms, textbook publishers, and continuing professional education organizations.

While we believe that there are numerous business opportunities in almost all segments of the media and entertainment industry, we intend to initially concentrate on businesses in the nonfiction programming and distribution marketplace as our management has its extensive relationships and significant expertise in this segment of the media and entertainment industry. We cannot assure you, however, that we will be able to locate a target business in this segment or in any other industry segment or that we will ultimately be successful in consummating a business combination, on favorable terms or at all. Other than as described below in the section entitled "—We have not identified a target business," we have not yet conducted any research with respect to identifying potential acquisition candidates, either within or outside the media and entertainment industry, or with respect to determining the likelihood or probability of whether or not we will be able to locate and complete a business combination.

Effecting a business combination

General

We are not presently engaged in, and we will not engage in, any substantive commercial business for an indefinite period of time following this offering. We intend to utilize cash derived from the proceeds of this offering, as well as our existing cash, our capital stock, debt or a combination of these in effecting a business combination. Although substantially all of the net proceeds of this offering are intended to be generally applied toward effecting a business combination as described in this prospectus, the proceeds are not otherwise being designated for any more specific purposes. Accordingly, investors in this offering are investing without first having an opportunity to evaluate the specific merits or risks of any one or more business combinations we may ultimately undertake. A business combination may involve the acquisition of, or merger with, a company which does not need substantial additional capital but which desires to establish a public trading market for its shares, while avoiding what it may deem to be adverse consequences of undertaking a public offering itself. These include time delays, significant expense, loss of voting control and compliance with various federal and state securities laws. In the alternative, a business combination may involve a company which may be financially unstable or in its early stages of development or growth.

We have not identified a target business

To date, we have not selected any target business for a business combination. Moreover, neither we nor any of our affiliates, agents or representatives has had any contact or discussions, directly or indirectly, with representatives of any other company regarding a potential business combination with such company nor have we, nor any of our affiliates, agents or representatives, been approached, directly or indirectly, by any potential candidates (or representatives of any potential candidates) with respect to such a transaction or by any unaffiliated party with respect to a potential candidate or a potential transaction with such a candidate. Additionally, we have not engaged or retained any agent or other representative to identify or locate any suitable candidate for a proposed business combination with us.

Subject to the limitations that a target business have a fair market value of at least 80% of our net assets at the time of the acquisition, as described below in more detail, we will have virtually unrestricted flexibility in identifying and selecting a prospective acquisition candidate. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. In addition, while an informal internet search conducted by our management generated a preliminary list of 297 domestic companies operating in the DVD and video industry segment of the media and entertainment industry, such search was not, and was not intended to be, exhaustive. As a result, we do not know if such list is complete nor have we conducted any research with respect to any of the companies listed or ascertained whether any of such companies would be a suitable target company for our purposes. Other than this limited internet search, we have not conducted any research with respect to identifying potential acquisition candidates, either within or outside the media and entertainment industry, or with respect to determining the likelihood or probability of whether or not we will be able to locate and complete a business combination. Further, no other person or entity has taken any measure, directly or indirectly, to identify or locate any potential target business for or on our behalf. Accordingly, there is no basis for investors in this offering to evaluate the possible merits or risks of the particular industry in which we may ultimately operate or the target business with which we may ultimately complete a business combination. To the extent we effect a business combination with a financially unstable company or an entity in its early stage of development or growth, including entities without established records of sales or earnings, we may be affected by numerous risks inherent in the business and operations of financially unstable and early stage or potential emerging growth companies. Although our management will endeavor to evaluate the risks inherent in a particular target business, we cannot assure you that we will properly ascertain or assess all significant risk factors.

Sources of target businesses

We anticipate that target business candidates will be brought to our attention from various unaffiliated sources, including securities broker-dealers, investment bankers, venture capitalists,

bankers and other members of the financial community, who may present solicited or unsolicited proposals. Our initial securityholders, including our officers and directors, and their affiliates may also bring to our attention target business candidates. While we do not presently anticipate engaging the services of professional firms that specialize in business acquisitions on any formal basis (other than HCFP/Brenner Securities in the manner described below), we may engage these firms in the future, in which event we may pay a finder's fee or other compensation. In no event, however, will any of our initial securityholders, including our officers and directors, or any entity with which they are affiliated be paid any finder's fee, consulting fee or other compensation prior to or in connection with the consummation of a business combination.

Selection of a target business and structuring of a business combination

Subject to the requirement that our initial business combination must be with a target business with a fair market value that is equal to at least 80% of our net assets at the time of such acquisition, our management will have virtually unrestricted flexibility in identifying and selecting a prospective target business. We have not established any other specific attributes or criteria (financial or otherwise) for prospective target businesses. Moreover, there is no limitation on our ability to raise additional funds through the sale of our securities or through loan transactions that would, if we were successful in raising such funds, enable us to acquire a target company with a fair market value significantly in excess of 80% of our net assets.

In evaluating a prospective target business, our management will consider, among other factors, the following:

•	financial condition and results of operation;

•	growth potential;

•	experience and skill of management and availability of additional personnel;

•	capital requirements;

•	the value and extent of its content library;

•	competitive position;

•	barriers to entry into other industries;

•	stage of development of the products, processes or services;

•	degree of current or potential market acceptance of the products, processes or services;

•	proprietary features and degree of intellectual property or other protection of the products, processes or services;

•	regulatory environment of the industry; and

•	costs associated with effecting the business combination.

These criteria are not intended to be exhaustive. Any evaluation relating to the merits of a particular business combination will be based, to the extent relevant, on the above factors as well as other considerations deemed relevant by our management in effecting a business combination consistent with our business objective. In evaluating a prospective target business, we will conduct an extensive due diligence review which will encompass, among other things, meetings with incumbent management and inspection of facilities, as well as review of financial and other information which will be made available to us.

We will endeavor to structure a business combination so as to achieve the most favorable tax treatment to us, the target business and both companies' stockholders. We cannot assure you, however, that the Internal Revenue Service or appropriate state tax authority will agree with our tax treatment of the business combination.

The time and costs required to select and evaluate a target business and to structure and complete the business combination cannot presently be ascertained with any degree of certainty. Any costs incurred with respect to the identification and evaluation of a prospective target business with which a business combination is not ultimately completed will result in a loss to us and reduce the amount of capital available to otherwise complete a business combination.

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, to act as our investment banker to assist us in structuring a business combination and negotiating its terms (but not for purposes of locating potential target candidates for our business combination). We will pay the representative a cash fee at the closing of our business combination equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $400,000.

Fair market value of target business

The initial target business or businesses that we acquire must have a collective fair market value equal to at least 80% of our net assets at the time of such acquisition, although we may acquire a target business whose fair market value significantly exceeds 80% of our net assets. To this end, we may seek to raise additional funds through the sale of our securities or through loan arrangements if such funds are required to consummate such a business combination, although we have not engaged or retained, had any discussions with, or entered into any agreements with, any third party regarding any such potential financing transactions. If we were to seek such additional funds, any such arrangement would only be consummated simultaneously with our consummation of a business combination. The fair market value of such business will be determined by our board of directors based upon standards generally accepted by the financial community, such as actual and potential sales, earnings and cash flow and book value. If our board is not able to independently determine that the target business has a sufficient fair market value, we will obtain an opinion from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. with respect to the satisfaction of such criteria. Since any opinion, if obtained, would merely state that the fair market value of the target business meets the 80% of net assets threshold, it is not anticipated that copies of such opinion would be distributed to our stockholders, although copies will be provided to stockholders who request it. We will not be required to obtain an opinion from an investment banking firm as to the fair market value if our board of directors independently determines that the target business has sufficient fair market value.

Lack of business diversification

While we may seek to effect business combinations with more than one target business, our initial business combination must be with a target business which satisfies the minimum valuation standard at the time of such acquisition, as discussed above. Consequently, initially we will have the ability to complete only a single business combination, although this may entail the simultaneous acquisitions of several closely related operating businesses. If we acquire a single operating business, the prospects for our success may be entirely dependent upon the future performance of such single business. Unlike other entities which may have the resources to complete several business combinations of entities operating in multiple industries or multiple areas of a single industry, it is probable that we will not have the resources to diversify our operations or benefit from the possible spreading of risks or offsetting of losses. By consummating a business combination with only a single entity, our lack of diversification may:

•	subject us to numerous economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact upon the particular industry in which we may operate subsequent to a business combination, and

•	result in our dependency upon the development or market acceptance of a single or limited number of products, processes or services.

Additionally, in the event we ultimately determine to acquire several businesses and such businesses are owned by different sellers, we will need for each of such sellers to agree that our purchase of its business is contingent on the simultaneous closings of the other acquisitions, which may make it more difficult for us, and delay our ability, to complete the business combination. With multiple acquisitions, we could also face additional risks, including burdens and costs with respect to possible multiple negotiations and due diligence investigations (if there are multiple sellers) and the additional risks associated with the subsequent assimilation of the operations and services or products of the acquired companies in a single operating business.

Limited ability to evaluate the target business' management

Although we intend to closely scrutinize the management of a prospective target business when evaluating the desirability of effecting a business combination, we cannot assure you that our assessment of the target business' management will prove to be correct. In addition, we cannot assure you that the future management will have the necessary skills, qualifications or abilities to manage a public company intending to embark on a program of business development. Furthermore, the future role of our officers and directors, if any, in the target business cannot presently be stated with any certainty. Although we expect some of our management to remain associated with us following a business combination, it is possible that some of them will not devote their full efforts to our affairs subsequent to a business combination. Moreover, we cannot assure you that our officers and directors will have significant experience or knowledge relating to the operations of the particular target business acquired.

Following a business combination, we may seek to recruit additional managers to supplement the incumbent management of the target business. We cannot assure you that we will have the ability to recruit additional managers, or that any such additional managers will have the skills, knowledge or experience necessary to enhance the incumbent management.

Opportunity for Class B stockholder approval of business combination

Prior to the completion of a business combination, we will submit the transaction to our Class B stockholders for approval, even if the nature of the acquisition would not ordinarily require stockholder approval under applicable state law. In connection with seeking Class B stockholder approval of a business combination, we will furnish our Class B stockholders with proxy solicitation materials prepared in accordance with the Securities Exchange Act of 1934, which, among other matters, will include a description of the operations of the target business and audited historical financial statements of the business. These materials will also be mailed to the holders of our common stock although their vote will not be solicited.

We will not proceed with a business combination if the holders of a majority of the then outstanding Class B common stock fail to vote in favor of the business combination at the meeting to approve such combination or if stockholders owning 20% or more of the outstanding shares of Class B common stock both exercise their conversion rights and vote against the business combination. If our officers and directors purchase Series B units in this offering or in the open market or Class B common stock in the open market, they would be entitled to vote as they choose on a proposal to approve a business combination and exercise their conversion rights in connection therewith.

Conversion rights

At the time we seek Class B stockholder approval of any business combination, we will offer each Class B stockholder the right to have his, her or its shares of Class B common stock converted to cash if he, she or it votes against the business combination and the business combination is approved and completed. The holders of our common stock will not be entitled to seek conversion of their shares. The actual per-share conversion price will be equal to the amount in the trust fund inclusive of any interest (calculated as of two business days prior to the proposed consummation of the business combination), divided by the number of Class B shares sold in this offering. Without taking into account any interest earned on the trust fund, the initial aggregate conversion price of the two shares of Class B common stock included in the Series B units would be $10.10, which is equivalent to the Series B unit offering price of $10.10. An eligible Class B stockholder may request conversion at any time after the mailing to our Class B stockholders of the proxy statement and prior to the vote taken with respect to a proposed business combination at a meeting held for that purpose, but the request will not be granted unless the Class B stockholder votes against the business combination and the business combination is approved and completed. Any request for conversion, once made, may be withdrawn at any time up to the date of the meeting. It is anticipated that the funds to be distributed to Class B stockholders entitled to convert their Class B shares who elect conversion will be distributed promptly after completion of a business combination. Any Class B stockholder who converts his, her or its stock into his, her or its share of the trust fund still has the right to exercise the Class W and Class Z warrants that he, she or it received as part of the Series B units. We will not complete any business combination if Class B stockholders, owning 20% or more of the Class B shares outstanding, both vote against the business combination and exercise their conversion rights.

Distribution of trust fund to Class B stockholders if no business combination

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months after the completion of this offering if the extension criteria described below have been satisfied, we will distribute to all of our Class B stockholders, in proportion to their respective equity interest in the Class B common stock, an aggregate sum equal to the amount in the trust fund, inclusive of any interest, and all then outstanding shares of Class B common stock will be automatically cancelled. There will be no distribution from the trust fund with respect to our common stock or our Class W and Class Z warrants.

Without taking into account any interest earned on the trust fund, the initial aggregate conversion price of the two shares of Class B common stock included in the Series B units would be $10.10, which is equivalent to the Series B unit offering price of $10.10. The proceeds deposited in the trust fund could, however, become subject to the claims of our creditors which could be prior to the claims of our Class B stockholders. We cannot assure you that the actual distribution per Class B share will not be less than $5.05, plus interest, due to claims of creditors. If we are unable to complete a business combination and are forced to distribute the proceeds held in trust to our Class B stockholders, each of Messrs. Stuart Rekant, our Chairman of the Board and Chief Executive Officer, and Robert Becker, our Chief Financial Officer, Treasurer and Secretary, will be personally liable to ensure that the proceeds in the trust fund are not reduced by the claims of target businesses or of vendors or other entities that are owed money by us for services rendered or contracted for or products sold to us. However, we cannot assure you that these individuals will be able to satisfy those obligations. If we enter into either a letter of intent, an agreement in principle or a definitive agreement to complete a business combination prior to the expiration of 12 months after the completion of this offering, but are unable to complete the business combination within the 12-month period, then we will have an additional six months in which to complete the business combination contemplated by the letter of intent, agreement in principle or definitive agreement. If we are unable to do so by the expiration of the 18-month period from the completion of this offering, we will then notify the trustee of the trust fund to commence liquidating the investments constituting the trust fund and will turn over the proceeds to our transfer agent for distribution to our Class B stockholders. We anticipate that our instruction to the trustee would be given promptly after the expiration of the applicable 12-month or 18-month period.

A Class B stockholder shall be entitled to receive funds from the trust fund only in the event we do not complete a business combination within the applicable time periods or if the Class B stockholder elected to convert his, her or its shares into cash upon our completion of a business combination that the Class B stockholder voted against and such business combination is actually completed by us. In no other circumstances shall a Class B stockholder have any right or interest of any kind to or in the trust fund. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund.

Liquidation if no business combination

If we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described above have been satisfied, we will be dissolved and any remaining net assets, after the distribution of the trust fund to our Class B stockholders, will be distributed to the holders of our common stock. It is likely, however, that our remaining net assets will be minimal following the expenditures incurred in connection with the attempt to complete a business combination and, accordingly, such holders are likely to lose all or substantially all of their investment. Accordingly, the holders of our common stock will receive distributions on liquidation only in the event that the amount of proceeds not held in trust exceeds the expenses we incur.

Competition

In identifying, evaluating and selecting a target business, we may encounter intense competition from other entities having a business objective similar to ours. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater technical, human and other resources than us and our financial resources will be relatively limited when contrasted with those of many of these competitors. While we believe there are numerous potential target businesses that we could acquire with the net proceeds of this offering, our ability to compete in acquiring certain sizable target businesses will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of a target business. Further:

•	our obligation to seek Class B stockholder approval of a business combination may delay the completion of a transaction;

•	our obligation to convert into cash shares of Class B common stock held by our Class B stockholders if such holders both vote against the business combination and also seek conversion of their shares may reduce the resources available to us for a business combination; and

•	our outstanding warrants and option, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses.

Any of these factors may place us at a competitive disadvantage in successfully negotiating a business combination. Our management believes, however, that our status as a public entity and potential access to the United States public equity markets may give us a competitive advantage over privately-held entities having a similar business objective as ours in acquiring a target business on favorable terms.

If we succeed in effecting a business combination, there will be, in all likelihood, intense competition from competitors of the target business. In particular, certain industries which experience rapid growth frequently attract an increasingly larger number of competitors, including competitors with increasingly greater financial, marketing, technical and other resources than the initial competitors in the industry. The degree of competition characterizing the industry of any prospective target business cannot presently be ascertained. We cannot assure you that, subsequent to a business combination, we will have the resources to compete effectively, especially to the extent that the target business is in a high-growth industry.

Facilities

We maintain our executive offices at 56 West 45th Street, Suite 805, New York, New York 10036. The cost for this space is included in the $7,500 per-month fee Hidden Treasures charges us for general and administrative services pursuant to a letter agreement between us and Hidden Treasures, an affiliate of Messrs. Rekant and Kramer. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fee charged by Hidden Treasures is at least as favorable as we could have obtained from an unaffiliated person. We consider our current office space adequate for our current operations.

Employees

We have two executive officers, each of whom is also a member of our board of directors. These individuals are not obligated to contribute any specific number of hours to our matters and intend to devote only as much time as they deem necessary to our affairs. The amount of time they will devote in any time period will vary based on the availability of suitable target businesses to investigate, although we expect each of Messrs. Rekant and Becker to devote an average of approximately ten hours per week to our business. We do not intend to have any full time employees prior to the consummation of a business combination.

Periodic Reporting and Audited Financial Statements

We have registered our securities under the Securities Exchange Act of 1934, as amended, and have reporting obligations, including the requirement that we file annual and quarterly reports with the SEC. In accordance with the requirements of the Securities Exchange Act of 1934, our annual reports will contain financial statements audited and reported on by our independent registered public accounting firm.

We will not acquire a target business if audited financial statements cannot be obtained for the target business. Additionally, our management will provide our stockholders with audited financial statements, prepared in accordance with generally accepted accounting principles, of the prospective target business as part of the proxy solicitation materials sent to Class B stockholders to assist them in assessing the target business. Our management believes that the requirement of having available audited financial statements for the target business will not materially limit the pool of potential target businesses available for acquisition.

Comparison to offerings of blank check companies

The following table compares and contrasts the terms of our offering and the terms of an offering of blank check companies under Rule 419 promulgated by the SEC assuming that the gross proceeds, underwriting discounts and underwriting expenses for the Rule 419 offering are the same as this offering and that the representative will not exercise its over-allotment option. None of the terms of a Rule 419 offering will apply to this offering.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Escrow of offering proceeds	$12,625,000 of the net offering proceeds will be deposited into a trust account at JPMorgan Chase NY Bank maintained by Continental Stock Transfer & Trust Company.	$12,294,000 of the offering proceeds would be required to be deposited into either an escrow account with an insured depositary institution or in a separate bank account established by a broker-dealer in which the broker-dealer acts as trustee for persons having the beneficial interests in the account.
Investment of net proceeds	The $12,625,000 of net offering proceeds held in trust will only be invested in U.S. "government securities," defined as any Treasury Bill issued by the United States having a maturity of one hundred and eighty days or less.	Proceeds could be invested only in specified securities such as a money market fund meeting conditions of the Investment Company Act of 1940 or in securities that are direct obligations of, or obligations guaranteed as to principal or interest by, the United States.
Limitation on Fair Value or Net Assets of Target Business	The initial target business that we acquire must have a fair market value equal to at least 80% of our net assets at the time of such acquisition.	We would be restricted from acquiring a target business unless the fair value of such business or net assets to be acquired represent at least 80% of the maximum offering proceeds.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Trading of securities issued	The Series A units and Series B units may commence trading on or promptly after the date of this prospectus. The common stock, Class B common stock, Class W warrants and Class Z warrants comprising the units will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities informs us of its decision to allow earlier separate trading (based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular), provided we have filed with the SEC a Current Report on Form 8-K, which includes audited financial statements reflecting our receipt of the proceeds of this offering, including any proceeds we receive from the exercise of the over-allotment option, if such option is exercised prior to the filing of the Form 8-K.	No trading of the units or the underlying common stock, Class B common stock and warrants would be permitted until the completion of a business combination. During this period, the securities would be held in the escrow or trust account.
Exercise of the warrants	The Class W and Class Z warrants cannot be exercised until the later of the completion of a business combination and one year from the date of this prospectus.	The warrants could be exercised prior to the completion of a business combination, but securities received and cash paid in connection with the exercise would be deposited in the escrow or trust account.
Election to remain an investor	We will give our Class B stockholders the opportunity to vote on the business combination. In connection with seeking Class B stockholder approval, we will send each Class B stockholder a proxy statement containing information required by the SEC. A Class B stockholder following the procedures described in this prospectus is given the right to convert his or her shares into his or her pro rata share of the trust fund. However, a Class B stockholder who does not follow these procedures or a Class B stockholder who does not take any action would not be entitled to the return of any funds. Holders of common stock will not have an opportunity to vote on the business combination nor will they be entitled to the return of any funds.	A prospectus containing information required by the SEC would be sent to each investor. Each investor would be given the opportunity to notify the company, in writing, within a period of no less than 20 business days and no more than 45 business days from the effective date of the post-effective amendment, to decide whether he or she elects to remain a stockholder of the company or require the return of his or her investment. If the company has not received the notification by the end of the 45th business day, funds and interest or dividends, if any, held in the trust or escrow account would automatically be returned to the stockholder. Unless a sufficient number of investors elect to remain investors, all of the deposited funds in the escrow account must be returned to all investors and none of the securities will be issued.

	Terms of Our Offering	Terms Under a Rule 419 Offering
Business combination deadline	A business combination must occur within 12 months after the consummation of this offering or within 18 months after the consummation of this offering if a letter of intent or definitive agreement relating to a prospective business combination was entered into prior to the end of the 12-month period.	If an acquisition has not been consummated within 18 months after the effective date of the initial registration statement, funds held in the trust or escrow account would be returned to investors.
Release of trust funds	The proceeds held in the trust account will not be released until the earlier of the completion of a business combination or upon our failure to effect a business combination within the allotted time.	The proceeds held in the escrow account would not be released until the earlier of the completion of a business combination or the failure to effect a business combination within the allotted time.
Burden of expenses	Purchasers of Series A units will bear all the expenses of this offering, including the underwriting discount and commissions relating to the sale of both our Series A units and Series B units and it is their investment monies that will be used to operate the business. Class B stockholders will bear no portion of either the offering expenses or our operating expenses.	All investors share ratably in the offering expenses and the operating expenses.
Distribution of assets in the event no business combination is completed

	In the event no business combination is completed within the applicable time period, we will distribute the funds held in trust only to the holders of our Class B common stock. In such event, holders of our common stock will only be entitled to receive those of our assets that were not placed in the trust and that are still remaining, if any, and, as a result, such holders are likely to lose all or substantially all of their investment.	All investors receive their pro rata portion of the proceeds on distribution of the trust fund and all investors receive their pro-rata portion of any other net assets remaining.

MANAGEMENT

Directors and Executive Officers

Our current directors and executive officers are as follows:

Name	Age	Position
Stuart B. Rekant	55	Chairman of the Board and Chief Executive Officer
Robert B. Becker	56	Chief Financial Officer, Treasurer, Secretary and Director
Daniel Burstein	51	Director
Richard Intrator	52	Director
Paul Kramer	72	Director

Stuart B. Rekant has been our Chairman of the Board and Chief Executive Officer since our inception. Mr. Rekant is the founder and has served as the Chairman of the Board and Chief Executive Officer of Hidden Treasures, Inc., a private television production company specializing in nonfiction programming, since its inception in October 2001. Mr. Rekant has spent more than 25 years in the media and entertainment business with experience as an executive, entrepreneur and producer, having begun his career in the industry in 1975 as an attorney with Columbia Pictures Industries, Inc., and later as an entertainment lawyer in private practice. In 1978, he joined HBO as Director and then became Vice President of Business Affairs for the pay television network. In 1983, he went into the independent film finance, production and distribution business. Mr. Rekant began to focus on nonfiction programming and distribution in 1992 when he established U.S. News Productions, the factual programming unit of U.S. News and World Report, where as its President he developed and executive produced a number of documentary series for cable television. In 1994, Mr. Rekant founded Non Fiction Films Inc., a private documentary production company, where he continued to produce series for cable television. Later that year, Mr. Rekant sold Non Fiction Films to Winstar Communications, Inc., a publicly traded provider of broadband communications services and content, at which time he became President of Winstar New Media Company, Inc., the content arm of Winstar Communications. He served in this position until September 2001 and was responsible for building the unit's media and information services business through internal development and acquisitions. Winstar New Media Company eventually grew to include: a film and television production and distribution operation; a radio production, an affiliation and ad sales divisions; Office.com Inc., a joint venture between Winstar Communications and CBS that was a business to business internet portal; and interests in television broadcasting. Mr. Rekant served as Chief Executive Officer of Office.com from 1999 to September 2001. In April 2001, Winstar Communications, along with most of its subsidiaries, including Winstar New Media Company and Office.com, voluntarily filed for protection under Chapter 11 of the U.S. Bankruptcy Code. Mr. Rekant supervised Winstar Communications' sale of its interests in most of its new media and content operations and then departed Winstar to start Hidden Treasures. He received his A.B. from Colgate University and a J.D. from Boston University School of Law.

Robert B. Becker has been our Chief Financial Officer, Treasurer and Secretary and a member of our Board of Directors since our inception. Since its formation in September 1986, Mr. Becker has been the President of Robert B. Becker Inc., a private consulting company specializing in business combinations, new business initiatives and contract negotiations in the entertainment, media and communications segments. From 1989 to 1991, he served as Chief Financial Officer and Treasurer of Memry Corporation, an American Stock Exchange listed company that develops and markets new products incorporating shape memory effect alloys. From 1980 until entering the consulting business, Mr. Becker served as Vice President and Controller of HBO, and Director of Programming Finance of HBO from 1978 to 1980. Prior to this, he held various positions in the finance department of Time Inc. Mr. Becker received a B.S. from the University of Northern Colorado.

Daniel Burstein has been a member of our Board of Directors since our inception. Since January 2000, Mr. Burstein has served as the Managing Partner of Millennium Technology Ventures Advisors, LLC, the general partner of Millennium Technology Ventures, L.P., a venture capital fund currently focused on late stage and post-public technology investments. Prior to founding Millennium, Mr. Burstein served as Chief Investment Officer for PS Capital Holdings and PS Capital Ventures, the predecessor funds of Millennium. From 1989 to March 2000, Mr. Burstein served as senior advisor at The Blackstone Group, a private merchant bank. Mr. Burstein is the author of five books on new technology trends and global economic issues, including Road Warriors, a 1995 book about the birth of digital media and the Internet. He has also written books about the future of China, Japan, and the European Union. Mr. Burstein has been a forum fellow at the World Economic Forum in Davos and has been honored many times for his books and journalistic work, including awards from the Overseas Press Club and Sigma Delta Chi. His most recent books, Secrets of the Code: The Unauthorized Guide to the Mysteries Behind the Da Vinci Code and Secrets of Angels & Demons have been New York Times bestsellers and each currently has over a million copies in print worldwide. Mr. Burstein attended Reed College and the University of California at Berkeley.

Richard Intrator has been a member of our Board of Directors since our inception. Since July 2004, Mr. Intrator has been the Chief Executive Officer of Philanthria, LLC, a financial services firm providing capital solutions for charities and not-for-profit institutions. From August 2002 through July 2004, Mr. Intrator has provided transactional and operating advisory services to Founders Equity, Inc., a private equity firm. From January 2002 to August 2002, Mr. Intrator served as a crisis management consultant to media and entertainment companies. From February 2000 to January 2002, Mr. Intrator served as Executive Vice President of IMAX Corp., a Nasdaq National Market listed entertainment technology company, specializing in large-format and three-dimensional film presentations, and president of IMAX Enterprises, a subsidiary of IMAX Corp., where he was responsible for developing new opportunities for IMAX's business. From 1997 to 1999, Mr. Intrator served as Managing Director and Head of the Media Investment Banking Group for PaineWebber Incorporated. From 1992 to 1996, Mr. Intrator served as Managing Director and Head of the Media and Entertainment and Communications Group of The Lodestar Group/LSG Advisors, a division of Societe Generale Securities Corporation. From 1986 to 1992, Mr. Intrator served as Senior Vice President of Investment Banking in the Media and Entertainment Group of Kidder, Peabody & Co., Inc. Mr. Intrator received a B.S. from The Wharton School at the University of Pennsylvania and an M.B.A. from Harvard Business School.

Paul Kramer has been a member of our Board of Directors since our inception. Since its formation in August 1994, Mr. Kramer has been a Partner of Kramer Love & Cutler, LLP, a financial consulting firm, where he provides advisory services in a variety of areas including corporate governance, dispute resolution, interim executive management and restructurings. From October 1992 to July 1994, he provided private financial advisory services to various companies. From 1968 to September 1992, Mr. Kramer served as a Partner of Ernst & Young, a registered public accounting firm. While at Ernst & Young, he served as a member of the firm's Policy Statement Committee, establishing firm policy on accounting principles and auditing standards, and served as the firm's designated specialist for the broadcasting and publishing industries. He has been a director of Tridan Corp., a closed end, non-diversified management investment company, since July 2004. From 1998 to 2000, Mr. Kramer served as a director of SFX Entertainment, Inc., a promoter, producer and venue operator for live entertainment events and a sports marketing and management company. He has also been a director of Hidden Treasures since February 2002. Mr. Kramer is a member of the National Association of Corporate Directors, the American Institute of CPAs and the American Arbitration Association. Mr. Kramer received a B.S. and an M.B.A. from Boston University and is a certified public accountant.

Our board of directors is divided into three classes with only one class of directors being elected in each year and each class serving a three-year term. The term of office of the first class of directors, consisting of Richard Intrator, will expire at our first annual meeting of stockholders. The term of office of the second class of directors, consisting of Paul Kramer and Daniel Burstein, will expire at the second annual meeting. The term of office of the third class of directors, consisting of Stuart Rekant and Robert Becker, will expire at the third annual meeting.

These individuals will play a key role in identifying and evaluating prospective acquisition candidates, selecting the target business, and structuring, negotiating and consummating its acquisition. None of these individuals has been a principal of or affiliated with a public company or a blank check company that executed a business plan similar to our business plan and none of these individuals is currently affiliated with such an entity. However, we believe that the skills and expertise of these individuals, their collective access to acquisition opportunities and ideas, their contacts, and their transactional expertise should enable them to successfully identify and effect an acquisition.

Executive Compensation

No executive officer has received any cash compensation for services rendered. Commencing on the effective date of this prospectus through the acquisition of a target business, we will pay Hidden Treasures, an affiliate of Messrs. Rekant and Kramer, a fee of $7,500 per month for providing us with office space and certain office and administrative services. However, this arrangement is solely for our benefit and is not intended to provide either of Messrs. Rekant and Kramer compensation in lieu of a salary. No other initial security holder of ours is an officer, director or principal shareholder of Hidden Treasures. Other than this $7,500 per-month fee, no compensation of any kind, including finder's and consulting fees, will be paid to any of initial security holders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, they will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses and there will be no review of the reasonableness of the expenses by anyone other than our board of directors, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. Because of the foregoing, we will generally not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

Conflicts of Interest

Potential investors should be aware of the following potential conflicts of interest:

•	None of our officers and directors are required to commit their full time to our affairs and, accordingly, they may have conflicts of interest in allocating management time among various business activities.

•	In the course of their other business activities, our officers and directors may become aware of investment and business opportunities which may be appropriate for presentation to us as well as the other entities with which they are affiliated. They may have conflicts of interest in determining to which entity a particular business opportunity should be presented. For a complete description of our management's other affiliations, see the previous section entitled "—Directors and Executive Officers."

•	Our officers and directors may in the future become affiliated with entities, including other blank check companies, engaged in business activities similar to those intended to be conducted by us.

•	Our directors own warrants that are subject to lock-up agreements restricting their sale until a business combination is successfully completed. Accordingly, our board may have a conflict of interest in determining whether a particular target business is appropriate to effect a business combination. Additionally, such individuals may purchase units in the offering and in the open market. If such individuals purchase Series B units in this offering or in the open market or Class B common stock in the open market, they would be entitled to vote as they choose on a proposal to approve a business combination and exercise conversion rights in connection therewith. These individuals may not have the same interests as other Class B common stockholders.

•	The personal and financial interests of our directors and officers may influence their motivation in identifying and selecting a target business, and completing a business combination in a timely manner.

In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation's line of business; and

•	it would not be fair to the corporation and its stockholders for the opportunity not to be brought to the attention of the corporation.

Accordingly, as a result of multiple business affiliations, our officers and directors may have similar legal obligations relating to presenting business opportunities meeting the above-listed criteria to multiple entities. In addition, conflicts of interest may arise when our board evaluates a particular business opportunity with respect to the above-listed criteria. We cannot assure you that any of the above mentioned conflicts will be resolved in our favor.

In order to minimize potential conflicts of interest which may arise from multiple corporate affiliations, each of our officers and directors has agreed, until the earlier of a business combination or the distribution of the trust fund to the Class B stockholders, or such time as he ceases to be an officer or director, to present to our company for our consideration, prior to presentation to any other entity, any suitable business opportunity which may reasonably be required to be presented to us subject to any pre-existing fiduciary or contractual obligations he might have.

Each of Messrs. Rekant and Kramer have, to a certain degree, pre-existing fiduciary obligations to Hidden Treasures as Mr. Rekant is the chairman of the board and chief executive officer of Hidden Treasures and Mr. Kramer is a director of Hidden Treasures. Hidden Treasures is a producer, acquirer and marketer of nonfiction programming. However, it is not anticipated that Hidden Treasures would seek to acquire the same size of target business in the media and entertainment industry that we will be seeking to acquire. Accordingly, although Messrs. Rekant and Kramer have pre-existing fiduciary obligations to Hidden Treasures, we believe the potential for conflicts of interest due to this pre-existing obligation is minimal.

To further minimize potential conflicts of interest, we have agreed not to consummate a business combination with an entity which is affiliated with any of our existing securityholders unless we obtain an opinion from an independent investment banking firm that the business combination is fair to our stockholders from a financial point of view.

PRINCIPAL STOCKHOLDERS

The following table sets forth information regarding the beneficial ownership of our common stock and Class B common stock as of July 13, 2005 on an actual basis, and as adjusted to reflect the sale of our common stock included in the Series A units and our Class B common stock included in the Series B units offered by this prospectus (assuming none of the individuals listed purchase units in this offering), by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Common Stock						Class B Common Stock
	Before Offering			After Offering			Before Offering		After Offering
Name and Address of Beneficial Owner(1)	Number		Percent	Number		Percent	Number	Percent	Number	Percent
Stuart Rekant	100	(2)	100%	100	(2)	*	—	—	—	—
Robert Becker	0	(3)	0%	0	(3)	*	—	—	—	—
Paul Kramer(4)	0	(5)	0%	0	(5)	*	—	—	—	—
Daniel Burstein(6)	0	(7)	0%	0	(7)	*	—	—	—	—
Richard Intrator(8)	0	(7)	0%	0	(7)	*	—	—	—	—
All executive officers and directors as a group (5 persons)	100	(9)	100%	100	(9)	*	—	—	—	—

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following is 56 West 45th Street, Suite 805, New York, New York 10036.

(2)	Does not include 964,125 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days, of which 914,125 Class W warrants and Class Z warrants are held by Hidden Treasures, Inc. Mr. Rekant is the Chairman of the Board, Chief Executive Officer and a principal stockholder of Hidden Treasures.

(3)	Does not include 350,000 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants held by Mr. Becker.

(4)	The business address of Mr. Kramer is Kramer Love & Cutler LLP, 675 Third Avenue, New York, New York 10017.

(5)	Does not include 50,000 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants held by the individual which are not exercisable and will not be exercisable within the next 60 days. Also does not include any shares of common stock issuable upon exercise of Class W warrants and Class Z warrants held by Hidden Treasures, Inc., of which Mr. Kramer is a director.

(6)	The business address of Mr. Burstein is 350 Park Avenue, 10th Floor, New York, NY 10022.

(7)	Does not include 50,000 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants held by the individual which are not exercisable and will not be exercisable within the next 60 days.

(8)	The business address of Mr. Intrator is Philanthria, LLC, 150 East 58th Street, 39th Floor, New York, New York 10155.

(9)	Does not include 1,464,125 shares of common stock issuable upon exercise of Class W warrants and Class Z warrants which are not exercisable and will not be exercisable within the next 60 days.

Our management has indicated that they or their affiliates may purchase either Series A or Series B units in the offering. However, they are not obligated to do so and we do not have any agreements or arrangements with them requiring them to purchase such securities. To the extent our initial securityholders purchase Series B units in this offering or in the open market or Class B common stock in the open market, they will be entitled to vote with all other holders of Class B common stock on any proposed business combination.

Messrs. Rekant and Becker and Hidden Treasures, Inc. may be deemed to be our "promoters," as such term is defined under the Federal securities laws.

CERTAIN TRANSACTIONS

Prior to the date of this prospectus, we issued 100 shares of common stock for $500 in cash, or a purchase price of $5.00 per share. We also issued 812,500 Class W warrants and 812,500 Class Z warrants for $81,250 in cash, at a purchase price of $0.05 per warrant. These securities were issued to the individuals and entities set forth below, as follows:

Name	Number of Shares of Common Stock	Number of Class W Warrants	Number of Class Z Warrants	Relationship to Us
Stuart Rekant	100	25,000	25,000	Chairman of the Board and Chief Executive Officer
Robert Becker	0	175,000	175,000	Chief Financial Officer, Treasurer, Secretary and Director
Paul Kramer	0	25,000	25,000	Director
Daniel Burstein	0	25,000	25,000	Director
Richard Intrator	0	25,000	25,000	Director
WS Management, LLC	0	80,437	80,438	Advisor to company and warrant holder
Hidden Treasures, Inc.	0	457,063	457,062	Warrant holder and provider of administrative services

Each of the current holders of our securities has agreed, pursuant to a letter agreement between us and HCFP/Brenner Securities, not to sell any of the foregoing securities until the completion of a business combination. In addition, Stuart Rekant, the sole holder of our common stock outstanding prior to this offering has agreed to waive his right to participate in any liquidation distribution with respect to shares of common stock acquired by him prior to this offering.

Hidden Treasures, an affiliate of Messrs. Rekant and Kramer, has agreed that, commencing on the effective date of this prospectus through the acquisition of a target business, it will make available to us office space and certain office and administrative services, as we may require from time to time. We have agreed to pay Hidden Treasures $7,500 per month for these services. Mr. Rekant is chairman of the board of directors and chief executive officer and owns approximately 42% of Hidden Treasures. Mr. Kramer is a member of the board of directors and owns approximately 1% of Hidden Treasures. Consequently, each of Messrs. Rekant and Kramer will benefit from this transaction to the extent of their interests in Hidden Treasures. However, this arrangement is solely for our benefit and is not intended to provide Messrs. Rekant and Kramer compensation in lieu of a salary. We believe, based on rents and fees for similar services in the New York City metropolitan area, that the fees charged by Hidden Treasures is at least as favorable as we could have obtained from an unaffiliated person. However, as our directors may not be deemed "independent," we did not have the benefit of disinterested directors approving this transaction.

Hidden Treasures has advanced $81,250 to us as of the date of this prospectus to cover expenses related to this offering. The note will be payable without interest on the earlier of February 16, 2006 or the consummation of this offering. We intend to repay this note from the proceeds of this offering not being placed in trust.

We will reimburse our initial securityholders, including our officers and directors, for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.

Other than the $7,500 per-month administrative fee payable to Hidden Treasures and reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid by us to any of our initial securityholders, including our officers or directors, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.

Any ongoing or future transactions between us and any of our officers and directors or their respective affiliates, including loans by our officers and directors, will require prior approval in each instance by a majority of our disinterested "independent" directors (to the extent we have any) or the members of our board who do not have an interest in the transaction. These directors will, if they determine necessary or appropriate, have access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our disinterested "independent" directors (or, if there are no "independent" directors, our disinterested directors) determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

DESCRIPTION OF SECURITIES

General

We are authorized to issue 20,000,000 shares of common stock, par value $.0001, 5,000,000 shares of Class B common stock, par value $.0001, and 5,000 shares of preferred stock, par value $.0001. As of the date of this prospectus, 100 shares of our common stock are outstanding, held by one recordholder. No shares of our Class B common stock or preferred stock are currently outstanding.

Units

Each Series A unit consists of two shares of common stock, five Class W warrants and five Class Z warrants. Each Series B unit consists of two shares of Class B common stock, one Class W warrant and one Class Z warrant. Each Class W warrant and each Class Z warrant entitles the holder to purchase one share of common stock. The common stock, Class B common stock, Class W warrants and Class Z warrants will begin to trade separately on the 90th day after the date of this prospectus unless HCFP/Brenner Securities determines that an earlier date is acceptable, based upon its assessment of the relative strengths of the securities markets and small capitalization companies in general and the trading pattern of, and demand for, our securities in particular. In no event, however, may such securities be traded separately until we have filed a Current Report on Form 8-K with the SEC that includes audited financial statements reflecting our receipt of the gross proceeds of this offering. We will file a Current Report on Form 8-K which will include audited financial statements upon the consummation of this offering. Such audited financial statements will reflect proceeds we receive from the exercise of the over-allotment option, if the over-allotment option is exercised prior to the filing of the Form 8-K.

Common Stock

We have two classes of common stock. Holders of common stock and Class B common stock are entitled to one vote for each share held of record on all matters to be voted on by stockholders other than a vote in connection with a proposed business combination. Only holders of our Class B common stock are entitled to vote in connection with a proposed business combination. In the event of a business combination, all outstanding shares of Class B common stock will be automatically converted into an equal number of shares of common stock unless the holder exercises the conversion rights described elsewhere herein. Accordingly, following the completion of a business combination or the distribution of the trust fund to the Class B stockholders, we will have only one class of common stock outstanding.

We will proceed with a business combination only if (i) the holders of a majority of the Class B shares cast at the meeting to approve the business combination vote in favor of the business combination and (ii) Class B stockholders owning less than 20% of the Class B shares sold in this offering both vote against the business combination and exercise their conversion rights discussed elsewhere herein. In connection with the vote required for any business combination, all of our officers and directors who purchase Class B shares in this offering or following this offering in the open market, may vote their Class B shares in any manner they determine, in their sole discretion.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Our certificate of incorporation, as amended, provides for mandatory liquidation if we do not complete a business combination within 12 months after the completion of this offering, or within 18 months if the extension criteria described below have been satisfied. In such event, we will distribute to all of our Class B stockholders, in proportion to the number of Class B shares held by each stockholder, an aggregate sum equal to the amount in the trust fund, inclusive of any interest. Our remaining net assets, if any, will be distributed to the holders of our common stock. Holders of our common stock will not be entitled to receive any of the proceeds held in the trust fund.

Other than the automatic conversion of Class B common stock to common stock discussed above, our stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock, except that Class B stockholders have the right to have their shares of Class B common stock converted to cash equal to their pro rata share of the trust fund if they elect such conversion within the prescribed time period (following receipt of a proxy statement and prior to a vote), they vote against the business combination and the business combination is ultimately approved and completed. Class B stockholders who convert their stock into their share of the trust fund still have the right to exercise the warrants that they received as part of the units.

Preferred Stock

Our certificate of incorporation authorizes the issuance of 5,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. No shares of preferred stock are being issued or registered in this offering. Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common stock, although the underwriting agreement prohibits us, prior to a business combination, from issuing preferred stock which participates in any manner in the proceeds of the trust fund, or which votes as a class with the Class B common stock on a business combination. We may issue some or all of the preferred stock to effect a business combination. In addition, the preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Warrants

We currently have Class W warrants and Class Z warrants outstanding.

Each Class W warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	July 13, 2006.

The Class W warrants will expire five years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the Class W warrants (other than those outstanding prior to this offering held by our initial security holders or their affiliates, but including Class W warrants issued upon exercise of the unit purchase option), with HCFP/Brenner Securities' prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class W warrant at any time after the Class W warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each Class W warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $7.50 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class W warrantholders.

The Class W warrants outstanding prior to this offering shall not be redeemable by us as long as such warrants continue to be held by our initial securityholders or their affiliates.

Each Class Z warrant entitles the registered holder to purchase one share of our common stock at a price of $5.00 per share, subject to adjustment as discussed below, at any time commencing on the later of:

•	the completion of a business combination; and

•	July 13, 2006.

The Class Z warrants will expire seven years from the date of this prospectus at 5:00 p.m., New York City time.

We may call the Class Z warrants (other than those outstanding prior to this offering held by our initial security holders or their affiliates, but including Class Z warrants issued upon exercise of the unit purchase option), with HCFP/Brenner Securities' prior consent, for redemption,

•	in whole and not in part,

•	at a price of $.05 per Class Z warrant at any time after the Class Z warrants become exercisable,

•	upon not less than 30 days' prior written notice of redemption to each Class Z warrantholder, and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $8.75 per share, for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to the Class Z warrantholders.

The Class Z warrants outstanding prior to this offering shall not be redeemable by us as long as such warrants continue to be held by our initial securityholders or their affiliates.

The redemption criteria for our warrants have been established at prices which are intended to provide warrantholders a reasonable premium to the initial exercise price and provide a sufficient degree of liquidity to cushion the market reaction to our redemption call.

Since we may redeem the warrants only with the prior consent of HCFP/Brenner Securities and it may hold warrants subject to redemption, HCFP/Brenner Securities may have a conflict of interest in determining whether or not to consent to such redemption. We cannot assure you that HCFP/Brenner Securities will consent to such redemption if it is not in HCFP/Brenner Securities' interest even if it is in our best interest.

The Class W warrants and Class Z warrants will be issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Class W warrants and Class Z warrants.

The exercise price and number of shares of common stock issuable on exercise of the Class W warrants and Class Z warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Class W warrants and Class Z warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The Class W warrants and Class Z warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. The Class W warrantholders and Class Z warrantholders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by common stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so. The warrants may be deprived of any value and the market for the warrants may be limited if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

No fractional shares will be issued upon exercise of the Class W and Class Z warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

Purchase Option

We have agreed to sell to the representative of the underwriters an option to purchase up to a total of 12,500 Series A units at a per unit price of $17.325 and/or up to a total of 62,500 Series B units at a per unit price of $16.665. For a more complete description of the purchase option, including the terms of the units underlying the option, see the section below entitled "Underwriting — Purchase Option."

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay dividends prior to the completion of a business combination. The payment of dividends in the future will be contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of a business combination. The payment of any dividends subsequent to a business combination will be within the discretion of our then board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our securities and warrant agent for our warrants is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Shares Eligible for Future Sale

Immediately after this offering, we will have 500,100 shares of common stock outstanding, or 575,100 shares of common stock if the representative's over-allotment option is exercised in full, and

2,500,000 shares of Class B common stock outstanding, or 2,875,000 shares of Class B common stock if the representative's over-allotment is exercised in full. All of these shares except for the 100 shares of common stock issued prior to this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. The remaining 100 shares of common stock are restricted securities under Rule 144, in that they were issued in a private transaction not involving a public offering. None of those 100 shares will be eligible for sale under Rule 144 prior to February 3, 2006.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal 5,001 shares of common stock immediately after this offering (or 5,751 if the representative of the underwriters exercises its over-allotment option); and

•	if the commmon stock is listed on a national securities exchange or on the Nasdaq Stockmarket, the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

SEC Position on Rule 144 Sales

The Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees, both before and after a business combination, would act as an "underwriter" under the Securities Act when reselling the securities of a blank check company acquired prior to the consummation of its initial public offering. Accordingly, the Securities and Exchange Commission believes that those securities can be resold only through a registered offering and that Rule 144 would not be available for those resale transactions despite technical compliance with the requirements of Rule 144.

Registration Rights

The holders of our issued and outstanding shares of common stock and Class W warrants and Class Z warrants on the date of this prospectus will be entitled to registration rights pursuant to an agreement to be signed prior to or on the effective date of this offering. The holders of the majority of these securities are entitled to make up to two demands that we register their shares of common stock, their warrants and the shares of common stock underlying their warrants. The holders of the majority of these securities can elect to exercise these registration rights at any time after the consummation of a business combination. In addition, these stockholders have certain "piggy-back" registration rights with respect to registration statements filed subsequent to such date. We will bear the expenses incurred in connection with the filing of any such registration statements.

UNDERWRITING

In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which HCFP/Brenner Securities is acting as representative of the underwriters, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of units offered in this offering set forth opposite their respective names below:

Underwriters	Number of Series A Units	Number of Series B Units
HCFP/Brenner Securities LLC	76,000	365,750
Brean Murray & Co., Inc.	70,000	348,000
Ladenburg Thalmann & Co. Inc.	56,000	288,750
Legend Merchant Group Inc.	16,000	82,500
Capital Growth Financial, LLC	12,000	61,875
Greenwood Partners, LP	12,000	61,875
Lane Capital Markets, LLC	8,000	41,250
Total	250,000	1,250,000

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.

State Blue Sky Information

We will offer and sell the units to retail customers only in Colorado, Delaware, the District of Columbia, Florida, Hawaii, Illinois, Indiana, Maryland, New York and Rhode Island. In New York and Hawaii, we have relied on exemptions from the state registration requirements for transactions between an issuer and an underwriter involving a firm-commitment underwritten offering. In the other states, we have applied to have the units registered for sale and will not sell the units in these states until such registration is effective (including in Colorado, pursuant to 11-51-302(6) of the Colorado Revised Statutes).

If you are not an institutional investor, you may purchase our securities in this offering only in the jurisdictions described directly above. Institutional investors in every state, except in Idaho, may purchase the units in this offering pursuant to exemptions provided to such entities under the Blue Sky laws of various states. The definition of an "institutional investor" varies from state to state but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities.

Under the National Securities Markets Improvement Act of 1996, the resale of the units, from and after the date of this prospectus, and the common stock, Class B common stock, Class W warrants and Class Z warrants comprising the units, once they become separately transferable, are exempt from state registration requirements because we will file periodic and annual reports under the Securities Exchange Act of 1934. However, states are permitted to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid. The following states do not presently require any notice filings or fee payments and permit the resale of the units, and the common stock, Class B common stock, Class W warrants and Class Z warrants comprising the units, once they become separately transferable:

•	Alabama, Arizona, Colorado, Connecticut, Florida, Georgia, Hawaii, Indiana, Louisiana, Maine, Missouri, Nevada, New York, North Carolina, Ohio, Pennsylvania, Utah, Virginia, Washington, and Wisconsin.

Additionally, the following states permit the resale of the units, and the common stock and warrants comprising the units, once they become separately transferable, if the proper notice filings have been made and fees paid:

•	Delaware, the District of Columbia, Kansas, Maryland, Michigan, New Hampshire, Rhode Island, South Carolina, Texas and Vermont.

As of the date of this prospectus, we have not determined in which, if any, of these states we will submit the required filings or pay the required fee. If any of these states that has not yet adopted a statute relating to the National Securities Markets Improvement Act adopts such a statute in the future requiring a filing or fee or if any state amends its existing statutes with respect to its requirements, we would need to comply with those new requirements in order for the securities to continue to be eligible for resale in those jurisdictions.

Despite the exemption from state registration provided by the National Securities Markets Improvement Act, described above, the following states and territory, regardless of whether they require a filing to be made or fee to be paid, have advised us that they do not recognize this act as a basis for exempting the registration of resales in their states of securities issued in blank check offerings:

•	Alaska, Arkansas, California, Illinois, Iowa, Kentucky, Massachusetts, Minnesota, Mississippi, Montana, Nebraska, New Jersey, New Mexico, North Dakota, Oklahoma, Oregon, Puerto Rico, South Dakota, Tennessee, West Virginia and Wyoming.

We do not intend to register the resale of the securities sold in this offering in these states.

However, we believe that the units, from and after the effective date, and the common stock, Class B common stock, Class W warrants and Class Z warrants comprising the units, once they become separately transferable, will be eligible for sale on a secondary market basis in each of the following states, without any notice filings or fee payments, based upon the availability of another applicable exemption from the state's registration requirements:

•	immediately in Delaware, the District of Columbia, Illinois, Kentucky, Maryland and Rhode Island;

•	commencing 90 days after the date of this prospectus in Iowa and New Mexico; and

•	commencing 180 days from the date of this prospectus in Massachusetts.

Idaho has informed us that it does not permit the resale in its state of securities issued in blank check offerings, without exception. We will amend this prospectus for the purpose of disclosing additional states, if any, which advise us that our securities will be eligible for secondary trading without registration.

Pricing of Securities

We have been advised by the representative that the underwriters propose to offer the Series A and Series B units to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $0.441 per Series A unit and $0.4242 per Series B unit and the dealers may reallow a concession not in excess of $0.10 per Series A unit and $0.10 per Series B unit to other dealers.

Prior to this offering there has been no public market for any of our securities. The public offering price of the units and the terms of the warrants were negotiated between us and the representative. Factors considered in determining the prices and terms of the units, including the common stock and warrants underlying the units, include:

•	the history and prospects of companies whose principal business is the acquisition of other companies;

•	prior offerings of those companies;

•	our prospects for acquiring an operating business at attractive values;

•	our capital structure;

•	an assessment of our management and their experience in identifying operating companies;

•	general conditions of the securities markets at the time of the offering; and

•	other factors as were deemed relevant.

However, although these factors were considered, the determination of our offering price is more arbitrary than the pricing of securities for an operating company in a particular industry since the underwriters are unable to compare our financial results and prospects with those of public companies operating in the same industry.

Over-Allotment Option

We have also granted to the representative an option, exercisable during the 45-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 37,500 additional Series A units and/or 187,500 additional Series B units for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The representative may exercise that option as to a series of units if the underwriters sell more of that series of units than the total number set forth in the table above.

Commissions and Discounts

The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the representative of its over-allotment option.

	Per Series A unit	Per Series B unit	Without option	With option
Public offering price	$10.500	$10.100	$15,250,000	$17,537,500
Discount	$0.735	$0.707	$1,067,500	$1,227,625
Non-accountable expense allowance(1)	$0.105	$0.101	$152,500	$152,500
Proceeds before expenses(2)	$9.66	$9.292	$14,030,000	$16,157,375

(1)	The non-accountable expense allowance is not payable with respect to the units sold upon exercise of the representative's over-allotment option.

(2)	The offering expenses are estimated at $370,000, or $392,875 if the representative's over-allotment option is exercised in full.

Purchase Option

We have agreed to sell to the representative, for $100, an option to purchase up to a total of 12,500 Series A units and/or 62,500 Series B units. The Series A units and Series B units issuable upon exercise of this option are identical to those offered by this prospectus, except that the exercise price of the warrants included in the units is $5.50 per share (110% of the exercise price of the warrants included in the units sold to the public) and the Class Z warrants shall be exercisable by the representative for a period of only five years from the date of this prospectus. This option is exercisable at $17.325 per Series A unit and $16.665 per Series B unit, and may be exercised on a cashless basis, commencing on the later of the completion of a business combination with a target business and one year from the date of this prospectus and expiring five years from the date of this prospectus. The option may not be sold, transferred, assigned, pledged or hypothecated for a one-year period following the date of this prospectus, except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered under the registration statement of which this prospectus forms a part of, the option grants to holders demand and "piggy back" rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of Series A units and Series B units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the option will not be adjusted for issuances of common stock at prices below the option exercise price.

Warrant Solicitation Fee

We have engaged HCFP/Brenner Securities, the representative of the underwriters, on a non-exclusive basis, as our agent for the solicitation of the exercise of the Class W warrants and Class Z warrants. To the extent not inconsistent with the guidelines of the NASD and the rules and regulations of the SEC, we have agreed to pay the representative for bona fide services rendered a commission equal to 5% of the exercise price for each Class W warrants and Class Z warrant exercised more than one year after the date of this prospectus if the exercise was solicited by the underwriters. In addition to soliciting, either orally or in writing, the exercise of the Class W warrants and Class Z warrants, the representative's services may also include disseminating information, either orally or in writing, to warrantholders about us or the market for our securities, and assisting in the processing of the exercise of warrants. No compensation will be paid to the representative upon the exercise of the Class W warrants and Class Z warrants if:

•	the market price of the underlying shares of common stock is lower than the exercise price;

•	the holder of the warrants has not confirmed in writing that the representative solicited the exercise;

•	the warrants are held in a discretionary account;

•	the warrants are exercised in an unsolicited transaction; or

•	the arrangement to pay the commission is not disclosed in the prospectus provided to warrantholders at the time of exercise.

Regulatory Restrictions on Purchase of Securities

Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate covering transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the unit originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

Stabilization and syndicate covering transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the OTC Bulletin Board, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Other Terms

We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of five years from the date of this prospectus. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors' meetings, but will not have voting rights. Additionally, upon consummation of a business combination and until the expiration of the five-year period, the representative shall be entitled to appoint a designee to our board of directors. The representative has not named a designee as of the date of this prospectus.

We have engaged the representative to act as our investment banker in connection with our business combination. We will pay the representative a cash fee at the closing of our business combination for assisting us in structuring and negotiating the terms of the transaction equal to 5% of the first $5 million of total consideration paid in connection with the business combination and an additional 4% on all consideration over $5 million, with a maximum fee to be paid of $400,000. Except as set forth above, we are not under any contractual obligation to engage any of the underwriters to provide any services for us after this offering, and have no present intent to do so. However, any of the underwriters may, among other things, introduce us to potential target businesses or assist us in raising additional capital, as needs may arise in the future. If any of the underwriters provide services to us after this offering, we may pay such underwriter fair and reasonable fees that would be determined at that time in an arm's length negotiation; provided that no agreement will be entered into with any of the underwriters and no fees for such services will be paid to any of the underwriters prior to the date which is 90 days after the date of this prospectus.

Indemnification

We have agreed to indemnify the underwriters against some liabilities, including civil liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in this respect.

LEGAL MATTERS

The validity of the securities offered in this prospectus are being passed upon for us by Graubard Miller, New York, New York. Blank Rome LLP, New York, New York, is acting as counsel for the underwriters in this offering. Graubard Miller, from time to time, acts as counsel to the representative on matters unrelated to this offering.

EXPERTS

The financial statements included in this prospectus and in the registration statement have been audited by BDO Seidman, LLP, independent registered public accounting firm, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of BDO Seidman, LLP are included in reliance upon their report given upon the authority of BDO Seidman, LLP as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form S-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

Juniper Partners Acquisition Corp.
(a corporation in the development stage)

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Juniper Partners Acquisition Corp.
New York, New York

We have audited the accompanying balance sheet of Juniper Partners Acquisition Corp. (a corporation in the development stage) as of June 24, 2005, and the related statements of operations, stockholders' equity and cash flows for the period from inception (February 3, 2005) to June 24, 2005. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Juniper Partners Acquisition Corp. as of June 24, 2005, and its results of operations and its cash flows for the period from inception (February 3, 2005) to June 24, 2005, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no present revenue, its business plan is dependent on completion of an initial public offering and the Company's cash and working capital as of June 24, 2005 are not sufficient to complete its planned activities for the upcoming year. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO Seidman, LLP

BDO Seidman, LLP
New York, NY
June 27, 2005

Juniper Partners Acquisition Corp.
(a corporation in the development stage)
Balance Sheet

June 24, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$43,845
Deferred registration costs (Note 4)	163,955
Total assets	$207,800
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Note payable to affiliate (Note 3)	$81,250
Accrued registration costs	46,000
Accrued expenses	5,000
Total current liabilities	132,250
Commitment (Note 6)
Stockholders' Equity (Note 7 and 8):
Preferred stock, par value $.0001 per share, 5,000 shares authorized, 0 shares issued	—
Common stock, par value $.0001 per share, 20,000,000 shares authorized, 100 shares issued and outstanding	—
Common stock, Class B, par value $.0001 per share, 5,000,000 shares authorized, 0 shares issued	—
Additional paid-in-capital	81,750
Deficit accumulated in the development stage	(6,200)
Total stockholders' equity	75,550
Total liabilities and stockholders' equity	$207,800

See Notes to Financial Statements

Juniper Partners Acquisition Corp.
(a corporation in the development stage)
Statement of Operations

From inception (February 3, 2005) to June 24, 2005

Revenue	$—
Operating expenses:
Formation and operating costs	6,200
Loss before provision for income taxes	(6,200)
Provision for income taxes (Note 5)	—
Net loss for the period	$(6,200)
Weighted average number of shares outstanding, basic and diluted	100
Net loss per share, basic and diluted	$(62.00)

See Notes to Financial Statements

Juniper Partners Acquisition Corp.
(a corporation in the development stage)
Statement of Stockholders' Equity

From inception (February 3, 2005) to June 24, 2005

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Deficit Accumulated in the Development Stage	Total
Balance, February 3, 2005 (inception)	—	$—	$—	$—	$—
Issuance of Common Stock to initial stockholders	100	—	500	—	500
Issuance of 1,625,000 Warrants at $0.05 Per Warrant	—	—	81,250	—	81,250
Net Loss for the period	—	—	—	(6,200)	(6,200)
Balance, June 24, 2005	100	$—	$81,750	$(6,200)	$75,550

See Notes to Financial Statements

Juniper Partners Acquisition Corp.
(a corporation in the development stage)
Statement of Cash Flows

From inception (February 3, 2005) to June 24, 2005

OPERATING ACTIVITIES
Net loss for the period	$(6,200)
Change in operating liability:
Increase in accrued expenses	5,000
Net cash used in operating activities	(1,200)
FINANCING ACTIVITIES
Proceeds from issuance of common stock to initial stockholders	500
Proceeds from issuance of warrants	81,250
Proceeds from note payable to affiliate	81,250
Deferred registration costs	(117,955)
Net cash provided by financing activities	45,045
Net increase in cash and cash equivalents	43,845
Cash and Cash Equivalents
Beginning of period	—
End of period	$43,845
Supplemental disclosure of non-cash activity:
Accrued registration costs	$46,000

See Notes to Financial Statements

Juniper Partners Acquisition Corp.
(a corporation in the development stage)
Notes to Financial Statements

NOTE 1 –	DISCUSSION OF THE COMPANY'S ACTIVITIES; GOING CONCERN CONSIDERATION

Organization and activities – Juniper Partners Acquisition Corp. (the "Company") was incorporated in Delaware on February 3, 2005 as a blank check company whose objective is to raise money and acquire an operating business. All activity from inception (February 3, 2005) through June 24, 2005 relates to the Company's formation and capital raising activities. The Company has selected December 31 as its fiscal year end.

The Company is considered to be a development stage company and as such the financial statements presented herein are presented in accordance with Statement of Financial Accounting Standards ("SFAS") No. 7.

The Company's plans call for it to raise $15,250,000 in a public offering of its securities in which it would propose to issue common stock, Class B common stock and warrants of various terms ("Proposed Offering"). It is expected that the Company's management would have broad authority with respect to the application of the proceeds of such offering although substantially all of the proceeds of such offering are intended to be applied generally toward consummating a merger with or acquisition of an operating business (a "Business Combination"). Pending such a Business Combination, substantially all of the proceeds of any initial public offering would be held in trust ("Trust Fund") to be returned to the holders of Class B common stock if a Business Combination is not contracted in 12 months, or consummated in 18 months if certain extension criteria have been met, subsequent to the initial public offering (the "Target Business Acquisition Period"). In the event there is no Business Combination, the Company will dissolve and any remaining net assets, after the distribution of the Trust Fund to Class B stockholders, will be distributed to the holders of common stock.

Both the common stock and the Class B common stock have one vote per share. However, the Class B stockholders may, and the common stockholders may not, vote in connection with a Business Combination. Further, should a Business Combination not be consummated during the Target Business Acquisition Period, the Trust Fund would be distributed pro-rata to all of the Class B common stockholders and their Class B common shares would be cancelled and returned to the status of authorized but unissued shares.

The Company, after signing a definitive agreement for a Business Combination, is obliged to submit such transaction for approval by a majority of the Class B common stockholders of the Company. Class B stockholders that vote against such proposed Business Combination are, under certain conditions, entitled to convert their shares into a pro-rata distribution from the Trust Fund (the "Conversion Right"). In the event that holders of a majority of the outstanding shares of Class B common stock vote for the approval of the Business Combination and that holders owning 20% or more of the outstanding Class B common stock do not exercise their Conversion Rights, the Business Combination may then be consummated. Upon completion of such Business Combination and the payment of any Conversion Rights (and related cancellation of Class B common stock), the remaining shares of Class B common stock would be converted to common stock.

Going concern consideration – As indicated in the accompanying financial statements, at June 24, 2005, the Company had $43,845 in cash and a working capital deficit of $88,405, excluding deferred registration costs of $163,955. Further, the Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These factors, among others, indicate that the Company may be unable to continue operations as a going concern unless the Proposed Offering is consummated.

There is no assurance that the Company's plans to raise capital or to consummate a Business Combination will be successful or successful within the Target Business Acquisition Period. No adjustments have been made in the accompanying financial statements to the amounts and classification of assets and liabilities which could result should the Company be unable to continue as a going concern.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents – Included in cash and cash equivalents are deposits with financial institutions as well as short-term money market instruments with maturities of three months or less when purchased.

Concentration of Credit Risk – Financial instruments that potentially subject the Company to a significant concentration of credit risk consist primarily of cash and cash equivalents. The Company maintains deposits in federally insured financial institutions in excess of federally insured limits. However, management believes the Company is not exposed to significant credit risk due to the financial position of the depository institutions in which those deposits are held.

Net Loss Per Share – Net loss per share is computed based on the weighted average number of shares of common stock and Class B common stock outstanding.

Basic earnings (loss) per share excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding warrants to purchase 1,625,000 shares of common stock is antidilutive, they have been excluded from the Company's computation of net loss per share. Therefore, basic and diluted loss per share were the same for the period from inception (February 3, 2005) through June 24, 2005.

Fair Value of Financial Instruments – The fair values of the Company's assets and liabilities that qualify as financial instruments under SFAS No. 107 approximate their carrying amounts presented in the balance sheet at June 24, 2005.

Use of Estimates – The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Income Taxes – Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

New Accounting Pronouncements – The Company does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3 – NOTE PAYABLE TO AFFILIATE

In February 2005, the Company issued a $81,250 non-interest bearing, unsecured note payable to an affiliate of its stockholder. Such note is payable at the earlier of February 16, 2006 or the completion of the Proposed Offering.

NOTE 4 – DEFERRED REGISTRATION COSTS

As of June 24, 2005, the Company has incurred deferred registration costs of $163,955 relating to expenses incurred in connection with the Proposed Offering. Upon consummation of this Proposed

Offering, the deferred registration costs will be charged to equity. Should the Proposed Offering prove to be unsuccessful, these deferred costs as well as additional expenses to be incurred, will be charged to operations.

NOTE 5 – INCOME TAXES

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts and are based on enacted tax laws and rates applicable to the periods in which the differences are expected to effect taxable income. Valuation allowances are established when necessary to reduce deferred income tax assets to the amount expected to be realized.

Significant components of the Company's future tax assets are as follows:

Tax effect of the operating loss carryforward	$2,300
Other deferred tax assets	500
Less valuation allowance	(2,800)
Totals	$—

Management has recorded a full valuation allowance against its deferred tax assets because it believes it is not more likely than not that sufficient taxable income will be realized during the carry-forward period to utilize the deferred tax asset. Realization of the future tax benefits is dependent upon many factors, including the Company's ability to generate taxable income within the loss carry-forward period, which runs through 2025.

NOTE 6 – COMMITMENT

The Company has agreed to pay an affiliate of a stockholder, $7,500 per month, commencing on the effective date of the Proposed Offering, for office, secretarial and administrative services.

NOTE 7 – PREFERRED STOCK

The Company is authorized to issue up to 5,000 shares of Preferred Stock with such designations, voting, and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE 8 – WARRANTS AND OPTION TO PURCHASE COMMON STOCK

In February 2005, the Company issued Class W warrants to purchase 812,500 shares of the Company's common stock, and Class Z warrants to purchase 812,500 shares of the Company's common stock, for an aggregate purchase price of $81,250, or $0.05 per warrant.

Except as set forth below, the Class W warrants entitle the holder to purchase shares at $5.00, subject to adjustment in certain circumstances, for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the consummation of a public offering of the Company's securities, and ending five years from the date of the public offering.

Except as set forth below, the Class Z warrants entitle the holder to purchase shares at $5.00, subject to adjustment in certain circumstances, for a period commencing on the later of: (a) completion of the Business Combination and (b) one year from the consummation of a public offering of the Company's securities, and ending seven years from the date of the public offering.

The Class W warrants and Class Z warrants outstanding prior to the public offering, all of which are held by the Company's initial securityholders or their affiliates, shall not be redeemable by the Company as long as such warrants continue to be held by such securityholders or their affiliates.

Upon closing of the Proposed Offering, the Company will also issue an option, for $100, to HCFP/Brenner Securities LLC, the representative of the underwriters in the public offering, to purchase up to 12,500 Series A units at an exercise price of $17.325 per unit and/or up to 62,500 Series B units at an exercise price of $16.665 per unit. The Company intends to account for the fair value of the option, inclusive of the receipt of the $100 cash payment, as an expense of the Proposed Offering resulting in a charge directly to stockholders' equity. The Company estimates that the fair value of this option is approximately $220,000 using a Black-Scholes option-pricing model. The fair value of the option granted is estimated as of the date of grant using the following assumptions: (1) expected volatility of 44.5%, (2) risk-free interest rate of 3.89% and (3) contractual life of 5 years. The option may be exercised for cash or on a "cashless" basis, at the holder's option, such that the holder may use the appreciated value of the option (the difference between the exercise prices of the option and the underlying warrants and the market price of the units and underlying securities) to exercise the option without the payment of any cash. The Class W warrants and Class Z warrants underlying the Series A units and Series B units within the option will be exercisable at $5.50 per share.

Until August 22, 2005, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

$15,250,000

JUNIPER PARTNERS
ACQUISITION CORP.

250,000 Series A Units
1,250,000 Series B Units

PROSPECTUS

HCFP/Brenner Securities LLC

Brean Murray & Co., Inc.

July 13, 2005